Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND BETWEEN

CAPITAL GOLD CORPORATION

AND

NAYARIT GOLD INC.

Dated as of February 10, 2010

i

2.31	Suppliers	26
2.32	Negotiations	26
2.33	Mineral Rights	26
2.34	Mining Reports	27
2.35	Public Filings	27
2.36	Reporting Status	28
2.37	No Cease Trade	28
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT	28
3.1	Due Organization and Good Standing	29
3.2	Capitalization of Parent	29
3.3	Subsidiaries	30
3.4	Authorization; Binding Agreement	30
3.5	Governmental Approvals	30
3.6	No Violations or Conflicts	30
3.7	SEC Documents; Internal Controls; SEC Foreign Issuer	31
3.8	Absence of Undisclosed Liabilities	32
3.9	Compliance with Laws	32
3.10	Regulatory Agreements; Permits	32
3.11	Absence of Certain Changes	33
3.12	Taxes and Returns	33
3.13	Restrictions on Business Activities	34
3.14	Employee Benefit Plans	34
3.15	Employee Matters	34
3.16	Material Contracts	35
3.17	Litigation	36
3.18	Transactions with Affiliates	36
3.19	Books and Records	36
3.20	Information Supplied	36
3.21	Intellectual Property	37
3.22	Real Property	37
3.23	Environmental Matters	37
3.24	Insurance	37
3.25	Bankruptcy	37
3.26	TSX/OTCBB Quotation	37
ARTICLE IV	COVENANTS	37
4.1	Conduct of Business of Nayarit	37
4.2	Access and Information; Confidentiality	41
4.3	No Solicitation	42
4.4	Stockholder Litigation	45
4.5	Conduct of Business of Parent	45
4.6	Voting	45
ARTICLE V	ADDITIONAL COVENANTS OF THE PARTIES	45
5.1	Notification of Certain Matters	45
5.2	Commercially Reasonable Efforts	46
5.3	Indemnification	47
5.4	Public Announcements	49

5.5	Parent Registration Statement; Proxy Statement	49
5.6	Reservation of Stock	50
5.7	Nayarit Filings	50
5.8	Nayarit Stockholder Meeting	51
5.9	Directors and Officers of Parent	52
5.10	Hart-Scott-Rodino Filing	52
5.11	Exchange Listing	52
ARTICLE VI	CONDITIONS	52
6.1	Conditions to Each Party’s Obligations	52
6.2	Conditions to Obligations of Parent	53
6.3	Conditions to Obligations of Nayarit	55
6.4	Frustration of Conditions	56
ARTICLE VII	TERMINATION AND ABANDONMENT	56
7.1	Termination	56
7.2	Effect of Termination	58
7.3	Fees and Expenses	58
7.4	Amendment	58
7.5	Waiver	58
ARTICLE IX	MISCELLANEOUS	59
8.1	Survival	59
8.2	Notices	59
8.3	Binding Effect; Assignment	60
8.4	Governing Law; Jurisdiction	60
8.5	Waiver of Jury Trial	60
8.6	Counterparts	60
8.7	Interpretation	61
8.8	Entire Agreement	61
8.9	Severability	61
8.10	Specific Performance	61
8.11	Third Parties	62
8.12	Headings	62

EXHIBITS

Exhibit A – Amalgamation Agreement
Exhibit B – Form of Lock-Up Agreement

Index of Defined Terms

Page
Acquisition Proposal	42
Action	13
Affiliate	61
Agreement	1
Amalgamation	1
Amalgamation Consideration	2
AmalgSub	1
Antitrust Laws	9
Articles of Amalgamation	2
Benefit Plans	16
Break Fee	58
Business Day	61
Canadian Securities Authorities	28
Canadian Securities Laws	28
Certificate of Incorporation	29
Claim Notice	48
Closing	2
Closing Date	2
Code	4
Completion Deadline	57
Consent	9
Damages	47
Effective Time	2
Encumbrances	10
Enforceability Exceptions	9
Environmental Laws	23
Exchange Act	31
Exchange Agent	3
GAAP	7
Governmental Authority	9
Indebtedness	8
Indemnitee	48
Indemnitor	48
Intellectual Property	15
Knowledge	61
Landlord Leases	19
Law	10
Leased Real Property	19
Leases	19
Lock Up Agreement	5
Material Adverse Effect	7
Merger Sub	1

Mineral Rights	26
Nayarit	1
Nayarit Affiliate Transaction	24
Nayarit Common Shares	1
Nayarit Convertible Securities	7
Nayarit Disclosure Schedules	6
Nayarit Dissent Rights	5
Nayarit Dissenting Stockholders	5
Nayarit Financials	10
Nayarit Indemnified Party	48
Nayarit Material Contract	13
Nayarit Permits	12
Nayarit Proxy Circular	50
Nayarit Proxy Matters	51
Nayarit Public Disclosure Record	28
Nayarit Real Property	19
Nayarit Stock Certificates	3
Nayarit Stockholder	3
Nayarit Stockholder Meeting	51
Order	13
OSC	28
OTCBB	37
Owned Real Property	19
Parent	1
Parent Affiliate Transaction	36
Parent Common Stock	1
Parent Disclosure Schedule	28
Parent Indemnified Party	47
Parent Material Contracts	35
Parent Organizational Documents	29
Parent Permits	32
Parent Proxy Matters	49
Parent Stock Options	29
Parent Stock Plan	29
Parent Stockholder Meeting	49
Party	1
Permitted Encumbrances	19
Person	61
Proxy Statement	49
Public Reports	31
RCRA	23
Registration Statement	49
Representatives	41
Required Nayarit Vote	9
Required Parent Vote	30
Requisite Regulatory Approvals	46

v

Reverse Split	1
SEC	31
SEDAR	13
Subsidiary	6
Superior Proposal	43
Surviving Company	1
Tax	18
Tax Returns	17
Tenant Leases	19
TSX	37
TSXV	28
U.S. Securities Act	31

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement“) is made and entered into as of February 10, 2010 by and among Capital Gold Corporation, a corporation organized under the laws of Delaware (“Parent”), Nayarit Gold Inc., (“Nayarit”), a corporation organized under the Ontario Business Corporation Act (“OBCA”), John Brownlie (with respect to Section 4.6 only), Colin Sutherland (with respect to Section 4.6 only) and Bradley Langille (with respect to Section 4.6 only). Parent and Nayarit are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Parent and Nayarit intend to effect an amalgamation (the “Amalgamation”) of Nayarit and a corporation, to be organized under the OBCA as a wholly-owned subsidiary of Parent (“Merger Sub”), to form a combined entity (“AmalgSub” or the “Surviving Company”), with AmalgSub continuing as the surviving entity following the Amalgamation upon the terms and subject to the conditions set forth in this Agreement and in accordance with the OBCA.

WHEREAS, pursuant to the Amalgamation, all of the issued and outstanding common stock, no par value, of Nayarit (the “Nayarit Common Shares”), will be exchanged for the Amalgamation Consideration (as defined herein) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the OBCA.

WHEREAS, the Board of Directors of each of Nayarit and Parent have approved this Agreement and the Amalgamation and each of them have determined that this Agreement, the Amalgamation Agreement (substantially in the form attached hereto as Exhibit A), the Amalgamation and the other transactions contemplated hereby and thereby are advisable and in the respective best interests of Nayarit and Parent.

WHEREAS, the Board of Directors of Nayarit has resolved to recommend that its stockholders approve and adopt the Amalgamation Agreement and the Amalgamation.

WHEREAS, the Board of Directors of Parent has resolved to recommend that its stockholders approve a plan to effect a reverse split of the outstanding Parent common stock, par value $0.0001 per share (the “Parent Common Stock”), at a ratio of four (4) shares of Parent Common Stock for every one (1) outstanding share of Parent Common Stock (the “Reverse Split”) prior to the Effective Time (as defined herein).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

TERMS OF THE AMALGAMATION

            1.1           The Amalgamation.  Subject to the terms and conditions of this Agreement, and in accordance with the applicable provisions of the constating documents of Nayarit and Parent, at the Effective Time Merger Sub and Nayarit shall amalgamate to form AmalgSub, and continue as one company under the terms and conditions of this Agreement.  Upon consummation of the Amalgamation, the separate existence of each of Nayarit and Merger Sub shall thereupon cease, and AmalgSub, as the surviving company in the Amalgamation, shall continue its corporate existence under the OBCA as a wholly-owned subsidiary of Parent.

1.2           The Closing; Effective Time; Effect.

(a)           Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Amalgamation (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole LLP, 150 East 42nd Street, 11th Floor, New York, New York 10017 at 10:00 a.m. New York City time no later than the second Business Day after the date that all of the closing conditions set forth in Article VI have been satisfied or waived, unless another time, date or place is agreed upon in writing by the Parties hereto.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

(b)           Subject to the terms and conditions hereof, concurrently with the Closing, the Parties shall file with the Ontario Ministry of Government Services (Companies and Personal Property Security Branch) articles of amalgamation in accordance with the OBCA (referred to herein as the “Articles of Amalgamation”), executed in accordance with the relevant provisions of the OBCA and shall make all other filings or recordings required under the OBCA in order to effect the Amalgamation.  The Amalgamation shall become effective upon the receipt of the Articles of Amalgamation issued under the OBCA or at such other time as is agreed by the Parties hereto, in accordance with the OBCA and as specified in the Articles of Amalgamation.  The time when the Amalgamation shall become effective is herein referred to as the “Effective Time.”

(c)           From and after the Effective Time, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of Nayarit and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Nayarit and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

1.3           Exchange of Securities.

(a)           At the Effective Time, by virtue of the Amalgamation and without any action on the part of Nayarit or the holders of any securities of Nayarit, all of the Nayarit Common Shares issued and outstanding immediately prior to the Effective Time (other than Nayarit Common Shares held by Nayarit Dissenting Stockholders (as defined below)) shall become exchangeable into Parent Common Stock on the basis of 0.134048 shares of Parent Common Stock for each one (1) Nayarit Common Share (the “Amalgamation Consideration”). The Parties acknowledge and agree that the foregoing exchange ratio takes into effect the Reverse Split. From and after the Effective Time, any certificate representing the Nayarit Common Shares shall be deemed for all purposes to represent Parent Common Stock into which such Nayarit Common Shares represented thereby were exchanged in accordance with the immediately preceding sentence.  At the Closing, the Amalgamation Consideration shall be effectuated to the stockholders of Nayarit of record immediately prior to the Closing (individually, a “Nayarit Stockholder” and collectively, the “Nayarit Stockholders”).

(b)           Upon the exchange of Nayarit Common Shares for shares of Parent Common Stock, all Nayarit Common Shares shall, by virtue of the Amalgamation and without any action on the part of the Nayarit Stockholders, be automatically cancelled and shall cease to exist, and each Nayarit Stockholder shall cease to have any rights with respect thereto, except the right to receive the Amalgamation Consideration, subject to the terms and conditions of this Agreement.

(c)           Each Nayarit Common Share in respect of which Nayarit Dissent Rights (as defined below) have been exercised shall be deemed to be transferred by the holder thereof, without any further formality on such holder’s part, free and clear of all Encumbrances to Parent with Parent being obliged to pay therefor the amount determined and payable in accordance with Section 1.4(g) hereof, and the name of such holder will be removed from the register of holders of Nayarit Common Shares and Parent will be recorded as the registered holder of the Nayarit Common Shares so transferred and will be deemed to be the legal and beneficial owner of such Nayarit Common Shares.

(d)           The Nayarit Convertible Securities (as defined below) shall be exerciseable for or satisfied with the issuance of (and the holder thereof  shall accept), in lieu of the number of Nayarit Common Shares otherwise issuable thereunder, the number of shares of Parent Common Stock which the holder would have been entitled to receive as a result of the transactions contemplated by the Amalgamation if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Nayarit Common Shares to which such holder was theretofore entitled under such Nayarit Convertible Securities.

1.4           Tender and Payment; Dissent Rights.

(a)           Surrender of Certificates Via Exchange Agent.  At the Effective Time, Parent shall cause the exchange agent selected by Parent, which shall be an independent transfer agent or trust company (the “Exchange Agent ”) to mail to the former Nayarit Stockholders appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates or other instruments theretofore representing Nayarit Common Shares (the “Nayarit Stock Certificates”) shall pass, only upon proper delivery of such certificates to the Exchange Agent).  The Nayarit Stock Certificates so surrendered shall be duly endorsed as the Exchange Agent may reasonably require.  In the event of a transfer of ownership of Nayarit Common Shares represented by Nayarit Stock Certificates that are not registered in the transfer records of Nayarit, the Amalgamation Consideration payable for such shares as provided for herein may be issued to a transferee if the Nayarit Stock Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer Taxes have been paid.  In the event any Nayarit Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as Parent may reasonably direct, or an indemnification agreement reasonably acceptable to Parent, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Amalgamation Consideration as provided for herein.  The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate.

(b)           Right to Receive Amalgamation Consideration.  After the Effective Time, each holder of Nayarit Common Shares issued and outstanding at the Effective Time shall surrender the Nayarit Stock Certificate(s) representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided for herein, without interest, pursuant to this Section 1.4.  Parent shall not be obligated to deliver the consideration to which any former holder of Nayarit Common Shares is entitled as a result of the Amalgamation until such holder surrenders such holder’s Nayarit Stock Certificate(s) for exchange as provided in this Section 1.4.  Notwithstanding any other provision of this Agreement to the contrary, neither Parent, nor Nayarit, nor AmalgSub, nor the Exchange Agent shall be liable to any holder of Nayarit Common Shares for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c)           Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender of the Nayarit Common Shares for exchange.  Each Nayarit Stockholder who receives any portion of the Parent Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall have such fractional share rounded down to the nearest whole number.

(d)           Transfer Books; No Further Ownership Rights in the Nayarit Common Stock.  At the Effective Time, the transfer books of Nayarit shall be closed, and thereafter there shall be no further registration of transfers of Nayarit Common Shares on the records of Nayarit.  From and after the Effective Time, the Nayarit Common Shares outstanding immediately prior to the Effective Time shall be cancelled and they shall cease to have any rights, except as otherwise provided for herein or by applicable Law.

(e)           Withholding Taxes.  Parent and the Exchange Agent shall be entitled to deduct and withhold from the Amalgamation Consideration payable to a Nayarit Stockholder any such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law.  To the extent such amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes as having been paid to the Nayarit Stockholders in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

(f)           Nayarit Convertible Securities. The Parties agree that the agreements evidencing the grant or other obligation to issue Nayarit Common Shares pursuant to the Nayarit Convertible Securities (as defined below) shall continue in effect on the same terms and conditions (subject to the adjustments required after giving effect to the Amalgamation) and that Parent or Nayarit, as applicable, shall execute any requisite supplementary agreements and take all requisite corporate action necessary to effect the foregoing and Parent shall to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon satisfaction of the conditions for issuance of such shares of Parent Common Stock (subject to the adjustments required after giving effect to the Amalgamation).

(g)Dissent Procedures.  Nayarit Stockholders may exercise rights of dissent with respect to Nayarit Common Shares in connection with the Amalgamation pursuant to and in the manner set forth in Section 185 of the OBCA (“Nayarit Dissent Rights”). A Nayarit Stockholder who duly exercises such Nayarit Dissent Rights (including sending a notice of dissent to Nayarit) (“Nayarit Dissenting Stockholders”) ceases to have any rights as a holder of Nayarit Common Shares other than the right to be paid the fair value of such holder’s Nayarit Common Shares pursuant to Section 185 of the OBCA. In any case where a Nayarit Dissenting Stockholder withdraws the notice of dissent in accordance with Section 185 of the OBCA or is ultimately determined not to be entitled, for any reason, to be paid fair value for their Nayarit Common Shares, such holder shall be deemed to have participated in the Amalgamation as of the Effective Time on the same basis as non-Nayarit Dissenting Stockholders. In no case shall Parent, Nayarit, Merger Sub or the Surviving Company or any other Person be required to recognize Nayarit Dissenting Stockholders as holders of Nayarit Common Shares after the Effective Time, and the names of such Dissenting Nayarit Stockholders shall be deleted from the register of holders of Nayarit Common Shares at the Effective Time.

1.5           Governing By-laws.  At and after the Effective Time and by virtue of the Amalgamation, and until the same have been duly amended, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company.

               1.6           Directors and Officers; Lock Up.

 (a)           At the Effective Time, the Board of Directors of Parent shall consist of either five (5) or seven (7) directors, in any event to include John Brownlie, Stephen M. Cooper, John W. Cutler, Leonard J. Sojka and one (1) nominee of Nayarit.  For a period of thirty-six (36) months following the Effective Time, the Parties hereto agree that they shall cause their nominees on the Board of Directors to execute and deliver an undertaking whereby such nominees agree to: (i) nominate the foregoing individuals for re-election at each annual meeting of the shareholders of Parent; and (ii) cause any successors chosen by such nominees to comply with the foregoing provision at each annual meeting of the shareholders of Parent.  The Parties intend to appoint an independent director as chair of the Board of Directors of Parent.

(b)           At the Effective Time, the officers of Parent shall include a chief of Parent, who shall be John Brownlie, and two (2) senior executives, who shall be Bradley Langille and Colin Sutherland.

(c)           At the Closing, John Brownlie, Colin Sutherland and Bradley Langille each shall enter into a “lock-up” agreement substantially in the form set forth on Exhibit B attached hereto (a “Lock Up Agreement”) pursuant to which such Persons shall agree, for a period of six (6) months from the Closing Date, that they each shall neither, on his, her or its own behalf or on behalf of entities, family members or trusts affiliated with or controlled by him, her or it, offer, issue, grant any option on, sell or otherwise dispose of any portion of the Amalgamation Consideration issued to such Person.

               1.7           Certain Adjustments to Parent Capitalization.  Except for the Reverse Split, if between the date of this Agreement and the Effective Time the outstanding Parent Common Stock is changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities occurs or is declared with a record date within such period, or any similar event occurs, the Amalgamation Consideration shall be appropriately adjusted to provide to the Nayarit Stockholders the same economic effect as contemplated by this Agreement prior to such event.

1.8           Other Effects of the Amalgamation.  The Amalgamation shall have all further effects as specified in the applicable provisions of the OBCA.

1.9           Additional Actions.  If, at any time after the Effective Time, the Surviving Company or Parent, as applicable, shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company or Parent its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or Nayarit or otherwise carry out this Agreement, the officers and directors of the Surviving Company or Parent, as applicable, shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or Nayarit, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or Nayarit, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

1.10           Headquarters.  The headquarters of Parent following the Effective Time will be located in Denver, Colorado, and Parent shall further (so long as it sees fit) maintain satellite or home offices in Halifax, Nova Scotia, Canada, and corporate financial offices in Philadelphia, Pennsylvania.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF NAYARIT

The following representations and warranties by Nayarit to Parent are qualified by the Nayarit disclosure schedules, which set forth certain disclosures concerning Nayarit and its subsidiaries (each a “Subsidiary” and collectively, the “Subsidiaries”) and each of their divisions and businesses (the “Nayarit Disclosure Schedules“).  Except as disclosed in the Nayarit Disclosure Schedules, Nayarit hereby represents and warrants to Parent as follows:

2.1           Due Organization and Good Standing.  Each of Nayarit and the Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its respective business as now being conducted.  Each of Nayarit and the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect.  Nayarit has heretofore made available to Parent accurate and complete copies of Nayarit’s and each Subsidiaries’ articles of incorporation, formation or organization, bylaws, membership agreements or other organizational documents, each as currently in effect.  None of Nayarit or any Subsidiary is in violation of any provision of its articles of incorporation, formation or organization, stockholder agreements, bylaws, membership agreements, partnership agreements or other organizational documents.

For purposes of this Agreement, the term “Material Adverse Effect” shall mean, with respect to a Party, any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of such Party and its subsidiaries, taken as a whole, or to otherwise carry on its business as now being conducted and as proposed to be conducted following the Effective Time, except, in each case, for any such effect attributable to: (i) changes in laws, regulations or generally accepted accounting principles (“GAAP”) in the United States or Canada, as the case may be, or interpretations thereof, (ii) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of any of the transactions contemplated by this Agreement (including the Amalgamation), or (iii)  the failure of a Party or any of its subsidiaries to take any action referred to in Sections 4.1 or 4.5, as the case may be, due to the other Party’s unreasonable withholding, delaying or conditioning of its consent.  For purposes of determining whether a particular change, event, circumstance or effect has a “Material Adverse Effect,” the nature and effect of each change, event, circumstance or effect shall be considered alone and together and along with the detrimental impact on the properties, financial condition, business operations, prospects or results of operations of a Party and its subsidiaries, taken as a whole, of such change, event, circumstance or effect.

2.2           Capitalization.

(a)           The authorized capital stock of Nayarit consists of an unlimited number of Nayarit Common Shares.  As of the date hereof, 90,259,548 Nayarit Common Shares were issued and outstanding.  Except for Nayarit Common Shares held by the Nayarit Stockholders, no Nayarit Common Shares or preferred stock are issued and outstanding.  All of the outstanding Nayarit Common Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.  None of the outstanding securities of Nayarit has been issued in violation of any foreign, federal or state securities Laws.

(b)           Except as set forth in Section 2.2(b) of the Nayarit Disclosure Schedules (collectively, the “Nayarit Convertible Securities”), there are no: (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Nayarit Common Shares or equity or partnership interest in any Subsidiary or obligating Nayarit or any Subsidiary to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Nayarit Common Stock, or other equity interest in, Nayarit or any Subsidiary, or securities convertible into or exchangeable for such shares or equity interests, or obligating Nayarit or any Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity interests.  There are no outstanding obligations of Nayarit or any Subsidiary to repurchase, redeem or otherwise acquire any Nayarit Common Shares or other equity interest in, Nayarit or any Subsidiary to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c)           There are no stockholder agreements, voting trusts or other agreements or understandings to which Nayarit or any Subsidiary is a party with respect to the voting of the Nayarit Common Shares or other equity interest in Nayarit or any Subsidiary.

(d)           No Indebtedness of Nayarit or any Subsidiary contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Nayarit or any Subsidiary, or (iii) the ability of Nayarit or any Subsidiary to grant any Encumbrance (as defined in Section 2.6), other than Permitted Encumbrances (as defined in Section 2.19), on its properties or assets.  As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs (other than current trade liabilities incurred in the ordinary course of business consistent with past practices and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under financing leases, (D) all obligations under conditional sale or other title retention agreements relating to property purchased by Nayarit or any Subsidiary, (E) all obligations under leases required to be accounted for as capital leases under Canadian GAAP, (F) all obligations in respect of acceptances issued or created, (G) all liabilities secured by an Encumbrance on any property, and (H) all guarantee obligations.

            2.3           Subsidiaries.  Section 2.3(a) of the Nayarit Disclosure Schedules sets forth, a true, complete and correct list of all Subsidiaries, the authorized capital stock and other equity interests of each Subsidiary, the issued and outstanding capital stock and other equity interests of each Subsidiary, their respective jurisdictions of organization and all jurisdictions in which each Subsidiary is qualified to conduct business.  All of the capital stock and other equity interests of the Subsidiaries are owned, directly or indirectly, by Nayarit free and clear of any Encumbrance with respect thereto.  All of the outstanding shares of capital stock or other equity interests in each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights and were issued in compliance with applicable Laws (as defined in Section 2.6).  No capital stock or other equity interests of any of the Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of, or other equity interests in, any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity interests or securities convertible into or exchangeable for such shares or interests.  Neither Nayarit nor any Subsidiary owns any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than publicly traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity, other than capital stock or other equity interest of the Subsidiaries owned by Nayarit or another Subsidiary.

2.4           Authorization; Binding Agreement.  Nayarit has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Amalgamation: (i) have been duly and validly authorized by the Board of Directors of Nayarit and (ii) no other corporate proceedings on the part of Nayarit or any Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, other than receipt of the Required Nayarit Vote.  The affirmative vote of at least two-thirds of the stockholders of Nayarit present at the Nayarit Stockholders Meeting (the “Required Nayarit Vote”) is necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Nayarit and assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes the legal, valid and binding obligation of Nayarit, enforceable against Nayarit in accordance with its terms, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.5                 Governmental Approvals.  No consent, approval, waiver, authorization or permit of, or notice to or declaration or filing (each, a “Consent”) with any government, any state or other political subdivision thereof, or any other entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of Nayarit or any Subsidiary is required to be obtained or made in connection with the execution, delivery or performance by Nayarit of this Agreement or the consummation by Nayarit of the transactions contemplated hereby (including the Amalgamation), other than: (i) the filing of the Articles  of Amalgamation in accordance with the OBCA, (ii) such filings as may be required in any jurisdiction where Nayarit is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (iii) compliance with any applicable federal or provincial securities Laws, (iv) pursuant to any other Laws designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), if applicable, and (v) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

            2.6           No Violations or Conflicts.  The execution and delivery by Nayarit of this Agreement, the consummation by Nayarit of the Amalgamation and the other transactions contemplated hereby, and compliance by Nayarit with any of the provisions hereof, will not: (i) conflict with or violate any provision of the articles of incorporation, bylaws or other organizational documents of Nayarit or any Subsidiary, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Nayarit Material Contract (as defined in Section 2.14) to which Nayarit or any Subsidiary is a party or by which Nayarit’s or any Subsidiary’s assets are bound, except where such violation, breach or default would not reasonably be expected to have a Material Adverse Effect, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any liens, claims, mortgages, pledges, security interests, equities, options, assignments, hypothecations, preferences, priorities, deposit arrangements, easements, proxies, voting trusts or charges of any kind or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances or restrictions of any nature whatsoever, whether imposed by agreement, Law or equity, or any conditional sale contract, title retention contract or other contract (the “Encumbrances”), other than Permitted Encumbrances, upon any of the properties, rights or assets of Nayarit or any Subsidiary that would reasonably be expected to have a Material Adverse Effect, or (iv) subject to obtaining the Consents from Governmental Authorities, and the Antitrust Laws waiting periods having expired, and any condition precedent to such Consent having been satisfied, conflict with, contravene or violate any foreign, federal, state or local Order (as defined in Section 2.12), statute, law, rule, regulation, ordinance, writ, injunction, arbitration award, directive, judgment, decree, principle of common law, constitution, treaty or any interpretation thereof enacted, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which Nayarit or any Subsidiary or any of their respective assets or properties is subject, except where such conflict, contravention or violation would not reasonably be expected to have a Material Adverse Effect.

2.7           Nayarit Financial Statements.

(a)           As used herein, the term “Nayarit Financials” means (x) Nayarit’s audited consolidated financial statements (including, in each case, any related notes thereto), consisting, in part, of Nayarit’s balance sheets as of September 30, 2008 and September 30, 2009 and its statements of operations and statements of cash flow for the fiscal years ended September 30, 2007, September 30, 2008 and September 30, 2009, (y) any unaudited interim financial statements of Nayarit requested by Parent, and (z) any financial statements filed by Nayarit with SEDAR.  Nayarit has made or will make available to Parent true, correct and complete copies of the Nayarit Financials (to include any interim financial statements of Nayarit requested by Parent).  The Nayarit Financials fairly present in all material respects the consolidated financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Nayarit and the Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with Canadian GAAP.  The Nayarit Financials, to the extent required for inclusion in the Proxy Statement, comply in all material respects with applicable Canadian Securities Laws (as defined below).  Notwithstanding any provision in this Agreement to the contrary, any representation and warranty in this Agreement with respect to Nayarit’s unaudited interim financial statements for the three months six months periods ended September 30, 2009 shall be made as of the Closing Date.  Neither Nayarit nor any Subsidiary has any off-balance sheet arrangements.

(b)           Nayarit has had no: (i) significant deficiencies or material weaknesses in the design or operation of Nayarit’s internal controls over financial reporting that are reasonably likely to adversely affect Nayarit’s ability to record, process, summarize and report financial information and (ii) fraud, whether or not material, that involves management or other employees who have a significant role in Nayarit’s internal controls over financial reporting.

(c)           Nayarit and each Subsidiary has not and, to the Knowledge of Nayarit, no auditor or accountant of Nayarit or any Subsidiary or any manager, director, officer or consultant of Nayarit or any Subsidiary, has received any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Nayarit or any Subsidiary or their internal accounting controls, including any complaint, allegation, assertion or claim that Nayarit or any Subsidiary has engaged in questionable accounting or auditing practices.  No attorney representing Nayarit or any Subsidiary has reported evidence of any violation of consumer protection (including rules and regulations promulgated by any state or federal Governmental Authority or with jurisdiction, oversight or regulatory control over the conduct of the business of Nayarit or its Subsidiaries) or securities Laws, breach of fiduciary duty or similar violation by Nayarit or any Subsidiary or any of their respective officers, directors, managers, employees or agents to the Board of Directors, board of managers or any committee thereof or to any director, manager or executive officer of Nayarit or any Subsidiary.

2.8           Absence of Certain Changes.  Nayarit and the Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect.

2.9           Absence of Undisclosed Liabilities.  Neither Nayarit nor any Subsidiary has incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with Canadian GAAP that are not adequately reflected or reserved on or provided for in the Nayarit Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with Canadian GAAP that would not reasonably be expected to have a Material Adverse Effect.

2.10           Compliance with Laws.

(a)           Nayarit and the Subsidiaries are each in compliance with all Laws applicable to it and the conduct of its businesses as currently conducted and as proposed to be conducted following consummation of the Amalgamation, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.  Nayarit and each Subsidiary is not in conflict with, or in default or violation of, nor has it received any notice of any conflict with, or default or violation of any applicable Law by which Nayarit or any Subsidiary, or any property or asset of Nayarit or any Subsidiary, is bound or affected, except for any such conflicts, defaults or violations that would not reasonably be expected to have a Material Adverse Effect.

(b)           There is no pending or, to the Knowledge of Nayarit, threatened, proceeding, examinations, reviews or investigation to which Nayarit or any Subsidiary is subject before any Governmental Authority regarding whether Nayarit has violated in any material respect applicable Laws.  Neither Nayarit nor any Subsidiary has received written notice of any material violation of, or noncompliance with, any Law applicable to Nayarit or any Subsidiary, or directing Nayarit or any Subsidiary to take remedial action with respect to such applicable Law or otherwise, and no deficiencies of Nayarit or any Subsidiary have been asserted in writing by any Governmental Authority with respect to possible violations of any applicable Laws except for such violations or deficiencies that would not reasonably be expected to have a Material Adverse Effect.  Nayarit and each Subsidiary have filed or made all material reports, statements, documents, registrations, notices, filings or submissions required to be filed with any Governmental Authority, and all such reports, statements, documents, registrations, notices, filings and submissions are in material compliance (and materially complied at the relevant time) with applicable Law and no material deficiencies have been asserted by any Governmental Authority with respect to any such reports, statements, documents, registrations, notices, filings or submissions required to be filed with any Governmental Authority.

2.11           Regulatory Agreements; Permits.  Except as set forth on Section 2.11 of the Nayarit Disclosure Schedules:

(a)           There are no: (i) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which Nayarit or any Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (ii) Orders or directives of or supervisory letters from a Governmental Authority specifically with respect to Nayarit or any Subsidiary, or (iii) resolutions or policies or procedures adopted by Nayarit or any Subsidiary at the request of a Governmental Authority, that (A) limit in any material respect the ability of Nayarit or any Subsidiary to conduct its business as currently being conducted or as contemplated by the Parties to be conducted following the Closing, (B) in any manner impose any requirements on Nayarit or any Subsidiary that materially add to or otherwise materially modify in any respect the requirements imposed under applicable Laws, (C) require Nayarit or any Subsidiary or any of its divisions to make capital contributions or make loans to another division or Affiliate of Nayarit or any Subsidiary or (D) in any manner relate to the ability of Nayarit or any Subsidiary to pay dividends or otherwise materially restrict the conduct of business of Nayarit or any Subsidiary in any respect.

(b)           Nayarit and each Subsidiary hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct its business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Nayarit Permits”), all of which are in full force and effect, and no suspension, non-renewal, amendment, restriction, limitation or cancellation of any of the Nayarit Permits is pending or, to the Knowledge of Nayarit, threatened, except where the failure of any of the Nayarit Permits to be in full force and effect, or the suspension or cancellation of any of the Nayarit Permits, would not reasonably be expected to have a Material Adverse Effect.  To the Knowledge of Nayarit, no facts or circumstances exist that would reasonably be expected to impact Nayarit’s or any Subsidiary’s ability to obtain any material Nayarit Permit in the future as may be necessary for Nayarit or any Subsidiary to continue its operations as currently contemplated.  Neither Nayarit nor any Subsidiary is in violation in any material respect of the terms of any Nayarit Permit.

(c)           To the Knowledge of Nayarit each of the officers and employees of Nayarit and all Subsidiaries are in compliance with all applicable Laws requiring any registration, licensing or qualification, and are not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified, except where such failure to be in compliance or such liability or disability would not reasonably be expected to have a Material Adverse Effect.

            2.12           Litigation.  There is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation (each, an “Action”) pending before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the Knowledge of Nayarit, threatened against Nayarit or any Subsidiary or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would reasonably be expected to have a Material Adverse Effect.  There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any capital plan, supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against Nayarit or any Subsidiary or any of its properties, rights or assets or any of its managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect.  Nayarit and each Subsidiary are in material compliance with all Orders.  There is no material Action which Nayarit or any Subsidiary has pending against other parties.

            2.13           Restrictions on Business Activities.  There is no agreement or Order binding upon Nayarit or any Subsidiary which has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of Nayarit or any Subsidiary as their business is currently conducted, any acquisition of property by Nayarit or any Subsidiary, the conduct of business by Nayarit or any Subsidiary as currently conducted, or restricting in any respect the ability of Nayarit or any Subsidiary from engaging in business as currently conducted or from competing with other parties, except where such agreement or Order would not reasonably be expected to have a Material Adverse Effect.

2.14           Material Contracts.

(a)           Section 2.14 of the Nayarit Disclosure Schedules sets forth a list of, and Nayarit has made available to Parent (except for such Nayarit Material Contracts that Nayarit has filed on the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”) as a material contract as required by Part 12 of National Instrument 51-102), true, correct and complete copies of, each written contract, agreement, commitment, arrangement, lease, license, permit or plan and each other instrument to which Nayarit or any Subsidiary is a party or by which Nayarit or any Subsidiary is bound as of the date hereof (each, a “Nayarit Material Contract”) that:
(i)           is described in the Nayarit Financials for the fiscal year ended September 30, 2009;

(ii)           contains covenants that materially limit the ability of Nayarit or any Subsidiary (or which, following the consummation of the Amalgamation, could materially restrict the ability of Parent, Nayarit, the Subsidiaries or any of their Affiliates): (A) to compete in any line of business or with any Person or in any geographic area or to sell, supply, price, develop or distribute any service, product or asset, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to Nayarit or any Subsidiary upon notice of 60 days or less;

(iii)           involves any joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of Nayarit, taken as a whole;

(iv)           involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v)           relates to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $100,000 with respect to any Indebtedness;

(vi)           was entered into by Nayarit or any Subsidiary and has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a substantial amount of the assets or capital stock or other equity interests of another Person, other than the acquisition or disposition of assets in the ordinary course of business consistent with past practices;

(vii)           by its terms calls for aggregate payments by Nayarit or any Subsidiary under such contract of more than $100,000 with respect to any payments;

(viii)                      with respect to any material agreement for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a substantial amount of the assets or capital stock or other equity interests of another Person, pursuant to which Nayarit or any Subsidiary has: (A) any continuing indemnification obligations or (B) any “earn-out” or other contingent payment obligations;

(ix)           involves any managers, directors, executive officers or key employees of Nayarit or any Subsidiary that cannot be cancelled by Nayarit or any Subsidiary within 60 days’ notice without liability, penalty or premium;

(x)           obligates Nayarit or any Subsidiary to provide indemnification or a guarantee in excess of $100,000 with respect to any obligation;

(xi)           obligates Nayarit or any Subsidiary to make any capital commitment or capital expenditure (including pursuant to any joint venture) in excess of $100,000 with respect to such obligation;

(xii)           relates to the development, ownership, licensing or use of any Intellectual Property (as defined in Section 2.15) material to the business of Nayarit or any Subsidiary, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally, with license, maintenance, support and other fees of less than $10,000 per year;

(xiii)                      provides for any standstill arrangements; or

(xix)                      Nayarit has filed on SEDAR as a material contract as required by Part 12 of National Instrument 51-102.

(b)           With respect to each Nayarit Material Contract: (i) each Nayarit Material Contract is legal, valid, binding and enforceable in all material respects against Nayarit or the Subsidiaries, as the case may be, and, to Nayarit’s Knowledge, the other party thereto, and in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the terms, validity or enforceability of such Nayarit Material Contract by the Surviving Company or any Subsidiary and, to Nayarit’s Knowledge, the other party thereto; (iii) neither Nayarit nor any Subsidiary is in breach or default in any material respect, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by Nayarit or any Subsidiary, or permit termination or acceleration by the other party, under any Nayarit Material Contract; (iv) to Nayarit’s Knowledge, no other party to any Nayarit Material Contract is in breach or default in any material respect, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by such other party, or permit termination or acceleration by Nayarit or any Subsidiary, under such Nayarit Material Contract, (v) such Nayarit Material Contract was entered into at arms’ length and in the ordinary course of business consistent with past practices, and (vi) the consummation of the transactions contemplated by this Agreement will not obligate Nayarit or any Subsidiary to make any payments thereunder.  Except as set forth in Section 2.14 of the Nayarit Disclosure Schedules, no other powers of attorney have been granted by the Company or any of its Subsidiaries to any Person.

2.15           Intellectual Property.

(a)           Neither Nayarit nor any Subsidiary owns or licenses any Intellectual Property that are material to the conduct of the business of Nayarit and the Subsidiaries other than such trade names, service marks and/ or copyrights as may exist at Law or by usage in respect of the use of the words “Nayarit” or “Nayarit Gold” in the context of the business of Nayarit and the Subsidiaries.

(b)           For purposes of this Agreement, “Intellectual Property” means: (A) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (B) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (C) United States and foreign registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; and (D) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information.

2.16           Employee Benefit Plans.

(a)           Section 2.16(a) of the Nayarit Disclosure Schedules lists, with respect to Nayarit, any Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with Nayarit: (i) all employee benefits, (ii) loans to managers, officers, directors or employees other than advances for expense reimbursements incurred in the ordinary course of business consistent with past practices and any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit or dependent care, life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (iv) other fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements and (v) any current or former employment, consulting, change of control, retention or executive compensation, termination or severance plans, programs, policies, agreements or arrangements, written or otherwise, as to which unsatisfied liabilities or obligations (contingent or otherwise) remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any liabilities or obligations (together, the “Benefit Plans”).

 (b)             Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Nayarit Benefit Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable Laws, and (ii) Nayarit and each Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no Knowledge of any default or violation by any other party to, any of the Nayarit Benefit Plans.  All contributions and premiums required to be made by Nayarit or any Affiliate to any Nayarit Benefit Plan have been made on or before their due dates, including any legally permitted extensions.  No Action is pending, or to the Knowledge of Nayarit or any Subsidiary is threatened, against or with respect to any such Nayarit Benefit Plan including any audit or inquiry by any Governmental Authority (other than as would not reasonably be expected to have a Material Adverse Effect).

(c)           Except as set forth in Section 2.16(c) of the Nayarit Disclosure Schedules or as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of Nayarit or any Subsidiary to any payment (whether of severance pay, unemployment compensation, phantom stock plan payments, golden parachute, bonus or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or an obligation to fund benefits with respect to any employee, manager, director or consultant of Nayarit or any Subsidiary, or (iii) increase the amount of compensation due any such employee, manager, director or consultant.

(d)           Except as set forth in Section 2.16(d) of the Nayarit Disclosure Schedules, no Nayarit Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, managers, directors or consultants of Nayarit or any Subsidiary after retirement or other termination of service (other than: (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan”, or (iii) benefits, the full direct cost of which is borne by the current or former employee, manager, director or consultant (or beneficiary thereof)).

(e)           All employees, managers, directors, and consultants are appropriately classified as such under applicable Law in all material respects, and neither Nayarit nor any Subsidiary is in material violation of any applicable Law in connection with such classification or has not received notice of any possible violation from any Governmental Authority.

            2.17           Taxes and Returns.  Except as would not reasonably be expected to have a Material Adverse Effect:

(a)           Nayarit and each Subsidiary has timely filed or will have timely filed, or caused to be filed, all federal, provincial, state, local and foreign Tax returns and reports required to be filed by it (taking into account all available extensions) (collectively, “Tax Returns”), and all such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes that it is contesting in good faith or for which adequate reserves in the Nayarit Financials have been established in accordance with Canadian GAAP.  There are no claims, assessments, audits, examinations, investigations or other proceedings pending against Nayarit or any Subsidiary in respect of any Tax, and neither Nayarit nor any Subsidiary has been notified in writing of any proposed Tax claims, assessments or audits against Nayarit or any Subsidiary (other than, in each case, claims or assessments for which adequate reserves in the Nayarit Financials have been established in accordance with Canadian GAAP or are immaterial in amount).  There are no Encumbrances with respect to any Taxes upon any of Nayarit’s or any Subsidiary’s assets, other than: (i) Taxes, the payment of which are not yet due, (ii) Taxes or charges being contested in good faith by appropriate proceedings, or (iii) Taxes for which adequate reserves in the Nayarit Financials have been established in accordance with Canadian GAAP.  No Tax Returns of Nayarit have been audited.  Neither Nayarit nor any Subsidiary has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes.  There are no outstanding requests by Nayarit or any Subsidiary for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)           Neither Nayarit nor any Subsidiary is nor has it ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which Nayarit or such Subsidiary is or was the common parent corporation.

(c)           Neither Nayarit nor any Subsidiary has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority.

(d)           Neither Nayarit nor any Subsidiary has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4 or any comparable foreign Tax Law.

(e)           Neither Nayarit nor any Subsidiary has: (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked or amended any Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(f)           Nayarit or any Subsidiary is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or similar contract.  Nayarit or any Subsidiary is not a party to any joint venture, partnership, or other arrangement or contract, which could be treated as a partnership or “disregarded entity” for United States federal income Tax purposes.

(g)            Nayarit or any Subsidiary has not been or, to Nayarit’s Knowledge, will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Amalgamation other than any such adjustments required as a result of the Amalgamation.  Nayarit or any Subsidiary has not filed any consent to have the provisions of paragraph 341(f) of the Code (or comparable provisions of any state or foreign Tax Laws) apply to Nayarit or any Subsidiary.  Nayarit or any Subsidiary has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

(h)           For purposes of this Agreement, the following terms have the following meanings: “Tax ” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person, or as a result of any express or implied obligation to indemnify any other Person.

2.18           Finders and Investment Bankers.  Except for the fees set forth in Section 2.18 of the Nayarit Disclosure Schedules, the fees of which will be borne by Nayarit, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Nayarit.

2.19           Title to Properties; Assets.

(a)           Section 2.19(a)-1 of the Nayarit Disclosure Schedules contains a correct and complete list of all real property owned by Nayarit or any Subsidiary or any partnership or joint venture in which Nayarit or any Subsidiary directly or indirectly has an interest having a fair market value in excess of $100,000 (“Owned Real Property”).  Section 2.19(a)-2 of the Nayarit Disclosure Schedules contains a correct and complete list of all real property leased or subleased by Nayarit or any Subsidiary as tenant or subtenant (“Leased Real Property”) (the Owned Real Property and the Leased Real Property are herein sometimes collectively called the “Nayarit Real Property”). The list set forth in Section 2.19(a)-1 of the Nayarit Disclosure Schedules contains, with respect to each parcel of the Owned Real Property, a description of all existing leases, licenses or other occupancy contracts to which Nayarit or any Subsidiary is a party or by which Nayarit or any Subsidiary is bound as a landlord, including all amendments, modifications, extensions, renewals and supplements thereto (collectively, the “Landlord Leases”), the terms of which have been complied with by Nayarit or such Subsidiary in all material respects.  The list set forth in Section 2.19(a)-2 of the Nayarit Disclosure Schedules contains, with respect to each parcel of the Leased Real Property, a description of all existing leases, subleases, licenses or other occupancy contracts to which Nayarit or any Subsidiary is a party or by which Nayarit or any Subsidiary is bound as a tenant, including all amendments, modifications, extensions, assignments, subleases, renewals and supplements thereto (collectively, the “Tenant Leases”) (the Landlord Leases and the Tenant Leases are herein sometimes collectively called the “Leases ”), the terms of which have been complied with by Nayarit and such Subsidiary in all material respects.    Except as would not reasonably be expected to have a Material Adverse Effect, Nayarit and the Subsidiaries have good, valid and marketable title to all of the Owned Real Property and related personal property, assets and rights, free and clear of all Encumbrances other than Permitted Encumbrances.  For purposes of this Agreement, the term “Permitted Encumbrances” means: (i) Encumbrances with respect to Taxes either not yet due or being contested in good faith in appropriate proceedings or for which adequate reserves have been set aside; (ii) mechanics’, materialmen’s or similar statutory Encumbrances for amounts not yet due or being contested in good faith in appropriate proceedings; (iii) any covenants, conditions, restrictions, reservations, rights, liens, easements, encumbrances, encroachments and other matters affecting title which are shown as exceptions on the title insurance policies and/or title insurance commitments or reports which have been made available to Parent; (iv) the terms and conditions of the Tenant Leases; (v) applicable federal, state, local or tribal authority building and land use regulations, restrictions or requirements, (vi) existing easements and encroachments; and (vii) building code violations not caused by Nayarit or any Subsidiary or Parent.

(b)           A correct and complete copy of each Lease has been furnished to Parent prior to the date hereof.  Nayarit or a Subsidiary, if applicable, has a valid, binding and enforceable leasehold interest under each of the Tenant Leases and each of the Leases is in full force and effect (except as such enforcement may by limited by the Enforceability Exceptions or where the loss of such Lease would not have a Material Adverse Effect) and to the extent permitted under the terms of each Lease, grants Nayarit or a Subsidiary the concurrent right to use and occupy the premises leased thereby.  Neither Nayarit nor any Subsidiary nor, to the Knowledge of Nayarit, any other party to any Lease is in breach of or in default under, in any material respect, any of the Leases, except to the extent any such breach would not have a Material Adverse Effect.  Nayarit and the Subsidiaries enjoy peaceful and undisturbed possession under all Tenant Leases, have not received notice of any material default, delinquency or breach on the part of any party under any Lease, and there are no existing material defaults (with or without notice or lapse of time or both) by Nayarit or any Subsidiary or, to the Knowledge of Nayarit, any other party thereto.  No Consent under any Lease is required in connection with the transactions contemplated hereby, except where the failure to obtain such Consent would not have a Material Adverse Effect.

(c)           Except as would not reasonably be expected to have a Material Adverse Effect, neither Nayarit nor any Subsidiary nor, to the Knowledge of Nayarit, any other party to any Landlord Lease, is in breach of or in default under any of the Landlord Leases.

(d)           True and complete copies of all Tenant Leases, together with all modifications, extensions, amendments and assignments thereof, if any, affecting or relating to the Owned Real Property have heretofore been furnished to Parent.

(e)           There is no action, suit, litigation, hearing or administrative proceeding pending or, to Nayarit’s Knowledge, threatened against Nayarit or any Subsidiary or any joint venture or partnership in which Nayarit or any Subsidiary owns an interest, with respect to all or any portion of the Nayarit Real Property, in each case which is not or would not be fully covered by insurance, except as would not reasonably be expected to have a Material Adverse Effect.

(f)           There are no condemnation or eminent domain proceedings pending, or to Nayarit’s Knowledge, threatened against any Owned Real Property and, to Nayarit’s Knowledge, there are no condemnation or eminent domain proceedings pending or threatened against any Leased Real Property.

(g)           Neither Nayarit nor any Subsidiary has granted any Person a purchase option, right of first refusal, right of first offer or other right to purchase any Owned Real Property.

(h)           Neither Nayarit nor any Subsidiary has sent to any holder of any mortgage or other interest (secured or unsecured) in any Nayarit Real Property, nor has Nayarit or any Subsidiary received from any such holder, a notice of default under any financing, loan or other document or security agreement with respect to any Nayarit Real Property.

(i)           There are no finder’s fees, brokerage commissions or tenant improvement allowances outstanding with respect to any Nayarit Real Property.

(j)           There are no Tax certiorari or Tax appeal proceedings outstanding with respect to any Owned Real Property as of the date hereof.

(k)           Neither Nayarit nor any Subsidiary has assigned its interest as lessor or lessee under any Lease, other than to Nayarit or a Subsidiary or collateral assignments in connection with any existing financing of any Nayarit Real Property.

(l)           Nayarit and each Subsidiary have insurable and marketable title to all Owned Real Property subject to Permitted Encumbrances.  Neither Nayarit nor any Subsidiary has received notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of the Nayarit Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Nayarit Real Property, which repair or work has not been completed.

(m)           Nayarit has no Knowledge of any proceeding pending for the adjustment of the assessed valuation of all or any portion of any Nayarit Real Property or abatement with respect to all or any portion of the real estate taxes payable on any Nayarit Real Property.

(n)           The use and operation of the Nayarit Real Property in the conduct of the business of Nayarit and the Subsidiaries does not violate any instrument of record or agreement affecting such Owned Real Property, except for such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Valid policies of title insurance have been issued insuring all fee simple title to the Owned Real Property, except where the failure of such policies to be in full force and effect would not reasonably be expected to have a Material Adverse Effect and such policies are in full force and effect.  No material claim has been made against any such policy.

(o)           All Nayarit Real Property and tangible personal property of each of Nayarit and the Subsidiaries is in generally good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear, technical obsolescence, repair or replacement.

2.20                      Employee Matters.

(a)           There has been: (i) to the Knowledge of Nayarit, no labor union organizing or attempting to organize any employee of Nayarit or any Subsidiary into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage, lock out or other collective labor action by or with respect to any employees, managers or consultants of Nayarit or any Subsidiary pending or, to Nayarit’s Knowledge, threatened against Nayarit or any Subsidiary.  Neither Nayarit nor any Subsidiary is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees, managers or consultants of Nayarit or any Subsidiary and no such agreement is currently being negotiated.

(b)           Except as would not reasonably be expected to result in a Material Adverse Effect, Nayarit and each Subsidiary: (i) is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, (ii) has not received written notice, or to the Knowledge of Nayarit any other form of notice, that there is any unfair labor practice charge or complaint against Nayarit or any Subsidiary pending, (iii) is not liable for any arrears of wages or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).  Except as would not reasonably be expected to have a Material Adverse Effect, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other Actions pending or, to the Knowledge of Nayarit, threatened against Nayarit or any Subsidiary or any of their respective employees, managers, consultants or former employees brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)           Nayarit has provided Parent a list with the name, title and total annual compensation (including projected bonus or other incentive compensation for fiscal year 2010) of each employee and independent contractor of Nayarit and its Subsidiaries as of the date hereof.

(d)           Nayarit and its Subsidiaries are in compliance in all material respects with all applicable Laws, including Mexican labor Laws, respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours.  Neither Nayarit nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no material Actions pending or, to the Knowledge of Nayarit, threatened between Nayarit or any of its Subsidiaries and any current or former employees of Nayarit or any of its Subsidiaries.

(e)           There has been no “mass layoff” or “plant closing” as defined by the United States Worker Adjustment Retraining Notification Act or similar state, local or foreign “plant closing” Law with respect to Nayarit or any of its Subsidiaries.

(f)           There has been and is no unfair labor practice complaint against Nayarit or any of its Subsidiaries pending or, to the Knowledge of Nayarit, threatened before any Governmental Authority, and no pending or, to the Knowledge of Nayarit, threatened arbitration arising out of any collective bargaining agreement.

(g)           All material amounts due from Nayarit and its Subsidiaries, or for which any material claim may be asserted against Nayarit and its Subsidiaries, on account of wages and other benefits have been paid or accrued as a liability on the books and records of each of Nayarit and its Subsidiaries.

(h)           Nayarit and its Subsidiaries are not liable for any material liabilities, judgments, arrearage of wages, fines or penalties for failure to comply with any applicable labor Laws.

2.21                      Environmental Matters.  Except as set forth on Section 2.21 of the Nayarit Disclosure Schedules:

(a)           Neither Nayarit nor any Subsidiary is the subject of any pending Order, judgment or written claim asserted or arising under any Environmental Law that has or would reasonably be expected to have a Material Adverse Effect.

(b)           Neither Nayarit nor any Subsidiary has entered into any negotiations or agreements with any Person under any Environmental Law, which has or would reasonably be expected to have a Material Adverse Effect.

(c)           To the Knowledge of Nayarit, Nayarit and each Subsidiary, and the ownership and operation of all assets in which Nayarit or any Subsidiary has an ownership interest, are in compliance with all applicable Environmental Laws, including obtaining and complying with all permits or authorizations required pursuant to Environmental Laws, except where such failure to be comply with Environmental Laws would not reasonably be expected to have a Material Adverse Effect

(d)           To the Knowledge of Nayarit, there are no conditions existing on, in, at, under, or about or resulting from the past or present operations of Nayarit or any Subsidiary or any other party that may give rise to any on-site or off-site investigation or remedial obligations of Nayarit or any Subsidiary under any Environmental Laws, except where such investigation or remedial obligation would not reasonably be expected to have a Material Adverse Effect.

 (e)           To the Knowledge of Nayarit, neither Nayarit nor any Subsidiary currently owns or operates, nor in the past has it owned or operated, any property that is on the United States Environmental Protection Agency’s National Priorities List or the Environmental Protection Agency’s CERCLIS list or any other comparable lists promulgated by any other comparable foreign Governmental Authority;

(f)           To the Knowledge of Nayarit, all Resource Conservation and Recovery Act “RCRA” regulated hazardous waste (or any other hazardous waste regulated by any comparable foreign Law) for which Nayarit or any Subsidiary was the generator, has been managed in compliance with the applicable provisions of RCRA (or such comparable foreign Law, as the case may be) and any other Environmental Laws.

(g)           To the Knowledge of Nayarit, no lien, deed notice or use restriction has been recorded pursuant to any Environmental Law with respect to the assets of Nayarit or any Subsidiary;

(h)           As used in this Agreement, the term “Environmental Laws” means all applicable: (i) federal or foreign statutes regulating or prescribing restrictions regarding the environment (air, water, land, animal and plant life), including but not limited to the following, as amended: the Clean Air Act (or other comparable foreign Law), Clean Water Act, Comprehensive Environmental Response (or other comparable foreign Law), Compensation and Liability Act (or other comparable foreign Law), Emergency Planning and Community Right-to-Know Act (or other comparable foreign Law), Endangered Species Act (or other comparable foreign Law), Hazardous Materials Transportation Act (or other comparable foreign Law), Migratory Bird Treaty Act (or other comparable foreign Law), National Environmental Policy Act, Occupational Safety and Health Act (or other comparable foreign Law), Oil Pollution Act of 1990 (or other comparable foreign Law), RCRA (or other comparable foreign Law), Safe Drinking Water Act (or other comparable foreign Law), Mine Safety and Health Act (or other comparable foreign Law) and Toxic Substances Control Act (or other comparable foreign Law); (ii) any applicable regulations promulgated pursuant to such federal statutes or other comparable foreign Law; (iii) any applicable state or provincial Law counterparts of such federal or other comparable foreign Law statutes and the regulations promulgated thereunder; and (iv) any other applicable state, provincial, local statutes, rules, regulations or ordinances, or tribal authority, regulating the use of or affecting the environment, each as currently in effect on the date of this Agreement.

(i)           Nayarit has provided to Parent information regarding all of Nayarit’s financial assurance obligations (including but not limited to any site restoration bonds and environmental risk insurance) required under Environmental Laws in connection with Nayarit’s and its Subsidiaries operations.

(j)           The transaction that is the subject of this Agreement will not require any notification to, or approval of, any Governmental Authority, either pursuant to Mexico’s General Law on the Prevention and Comprehensive Management of Waste (Ley General para la Prevención y Gestión Integral de los Residuos) and Mexico’s Regulations to the General Law on the Prevention and Comprehensive Management of Waste (Reglamento de la Ley General para la Prevención y Gestión Integral de los Residuos), or otherwise under applicable Environmental Laws.

2.22                      Transactions with Affiliates.  Section 2.22 of the Nayarit Disclosure Schedules sets forth a true, correct and complete list of the contracts or arrangements in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Nayarit or any Subsidiary, on the one hand, and, on the other hand, any: (i) present or former employee, manager, officer or director of Nayarit or any Subsidiary, or any family member of any of the foregoing or (ii) record or beneficial owner of more than five percent (5%) of Nayarit’s outstanding capital stock as of the date hereof (each, a “Nayarit Affiliate Transaction”).

2.23                      Insurance.  Nayarit and each Subsidiary are covered by valid and currently effective insurance policies issued in favor of Nayarit or such Subsidiary that are customary for companies of similar size in the industry and locales in which Nayarit or such Subsidiary operates to insure their respective operations and the loss(es) therefrom.  Section 2.23 of the Nayarit Disclosure Schedules sets forth a true, correct and complete list of all material insurance policies, and their respective coverage amounts, premiums and deductibles, maintained by Nayarit or any Subsidiary.  With respect to each current insurance policy: (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) Nayarit or any Subsidiary, as applicable, is not in any material respect, in breach of or default under, and Nayarit or any Subsidiary, as applicable, has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (iii) to the Knowledge of Nayarit, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (iv) no notice of cancellation or termination has been received with respect to any such policy, and Nayarit knows of no reason any such insurance policy would be cancelled or modified in any material respect as a result of the transactions contemplated hereby.

              2.24                      Books and Records.  All of the books and records of Nayarit and the Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practices and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.  The records, systems, controls, data and information of Nayarit and the Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the control of Nayarit or the applicable Subsidiary.

2.25           Bankruptcy.  Neither Nayarit nor any Subsidiary has: (i) commenced a voluntary case, or had entered against it a petition, for relief under bankruptcy, liquidation, winding-up or similar legislation code or any similar petition, order or decree under any federal, provincial,  or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, provincial,  state or foreign judicial or non judicial proceedings, to hold, administer or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.  Nayarit and the Subsidiaries are able to pay their debts as the same become due in the ordinary course of their respective business consistent with past practices.

2.26           Information Supplied.  None of the information supplied or to be supplied by Nayarit for inclusion or incorporation by reference in the Registration Statement, Proxy Statement, Nayarit Proxy Circular (as defined below) or any other report, form, registration, or other filing made with any Governmental Authority with respect to the transactions contemplated hereby will, at the date of filing of the Registration Statement or the date the Proxy Statement or Nayarit Proxy Circular is first mailed to Parent’s stockholders and the Nayarit Stockholders, as the case may be, or at the time of the Parent Stockholder Meeting (as defined in Section 5.7), or Nayarit Stockholder Meeting (as defined in Section 5.8), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Nayarit makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in the Registration Statement, Proxy Statement, Nayarit Proxy Circular or other filing made in connection with the transactions contemplated by this Agreement.

2.27           Illegal Payments.  Neither Nayarit nor any Subsidiary or, to the Knowledge of Nayarit, any officer, director, manager, agent or employee of Nayarit or any Subsidiary has: (a) used any funds of Nayarit or any Subsidiary for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any payment in violation of applicable Law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Corruption of Foreign Officials Act (Canada), as amended; or (c) made any other payment in violation of applicable Law.

2.28           Notes and Accounts Receivable.  All notes and accounts receivable of Nayarit and the Subsidiaries are reflected properly on their books and records, are valid receivables and, to Nayarit’s Knowledge, will be collected in accordance with their terms at their recorded amounts subject to the allowances as set forth in the Nayarit Financials.

2.29           Money Laundering Laws.  The operations of Nayarit and the Subsidiaries are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority and no action involving Nayarit or any Subsidiary with respect to such statutes, rules and regulations is pending or threatened.

2.30           Antitakeover Statutes.  The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover Laws and regulations applicable to Nayarit or any Subsidiary.

2.31           Suppliers.  No supplier of Nayarit or any Subsidiary has cancelled or otherwise terminated any contract with Nayarit or any Subsidiary prior to the expiration of the contract term, or made any threat to Nayarit or any Subsidiary to cancel, reduce the supply or otherwise terminate its relationship with Nayarit or any Subsidiary, except for such cancellations or terminations that would not reasonably be expected to have a Material Adverse Effect.  Neither Nayarit nor any Subsidiary has: (i) breached any material agreement with or (ii) engaged in any fraudulent conduct with respect to, any supplier of Nayarit or any Subsidiary.

2.32           Negotiations.  Nayarit has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all or substantially all of the assets or equity interests of Nayarit or any Subsidiary with Persons other than Parent.

2.33           Mineral Rights

.  Applying customary standards in the mining industry, each of Nayarit and the Subsidiaries has valid and sufficient registered title, free and clear of any title defect or Encumbrance, to its Mineral Rights and other properties (other than property as to which it is a lessee, in which case it has a valid leasehold interest) necessary to permit the conduct of their respective business and operations as currently conducted and as proposed to be conducted as disclosed by Nayarit in its public filings, except to the extent that a failure to do so would not constitute a Material Adverse Effect.  Section 2.33 of the  Nayarit Disclosure Schedules is a true and complete list of all the concessions, surface use agreements, option agreements and other rights of Nayarit and the Subsidiaries to conduct mining and mineral exploration and development (collectively, “Mineral Rights”) and related activities, and accurately depicts and describes the information therein, including geographic location, Mineral Right identification, type of Mineral Right, whether under application or granted, interest held, registered holder, approximate area covered, date granted (as applicable), date of expiry (as applicable), priority status (for applications), rent amount, all production royalty, net profits or proceed interests, and land and surface owners’ payments applicable thereto, and Section 2.33 of the Nayarit Disclosure Schedules details all Encumbrances respecting such Mineral Rights.  Except as disclosed in Section 2.33 of the Nayarit Disclosure Schedules, Nayarit or its Subsidiaries are in exclusive possession of the included properties, Nayarit nor any of its Subsidiaries have not received any notice of default of any of the terms or provisions of such Mineral Rights or related contracts, such Mineral Rights and related contracts are valid and are in full effect, and Nayarit and its Subsidiaries have timely performed all obligations thereunder, and Nayarit has no Knowledge of any act or omission or any condition on such properties which could be considered or construed as a default under any such Mineral Rights or related contract.

2.34           Mining Reports.

(a)           The information set forth in the SRK Consulting Preliminary Economic Assessment report regarding the mineral resources and reserves, mineral exploration and mining assets, properties and projected financial analysis of current and future operations of Nayarit, its Subsidiaries and their respective mine assets provided to Parent is accurate in all material respects at the Effective Time and did not omit any material fact required to make such information accurate.  All information contained in the SRK Consulting Preliminary Economic Assessment report was prepared and furnished in accordance with appropriate industry standards and good industry practices, including, without limitation, historical development, reserve and resource estimates, project development costs, ownership costs, operation costs, production costs and all other costs associated with the development of Nayarit’s and its Subsidiaries’ mining assets.

(b)           The information relating to estimates in the Nayarit Public Disclosure Record of mineral resources has been prepared in accordance with Canada National Instrument 43-101 Standards of Disclosure for Mineral Projects, in all material respects and in accordance with generally accepted engineering practices, and the information prepared by Nayarit, upon which estimates of resources were based, is, as of the date hereof and the Closing Date, complete and accurate in all material respects and there have been no changes to such information since the date of delivery or preparation thereof which would reasonably be expected to have a Material Adverse Effect.  With respect to information not prepared by Nayarit, upon which estimates of resources were based, such information is, to Nayarit’s Knowledge, as of the date hereof and the Closing Date, complete and accurate in all material respects, and to Nayarit’s Knowledge, there have been no changes to such information which would reasonably be expected to have a Material Adverse Effect.

2.35    Public Filings. Nayarit has filed all documents required to be filed by it in accordance with applicable Canadian Securities Laws with the applicable Canadian Securities Authorities and the TSXV.  Except as disclosed by Nayarit in the Nayarit Public Disclosure Record, all such documents and information comprising the Nayarit Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, and (ii) complied in all material respects with the requirements of applicable Canadian Securities Laws, and any amendments to the Nayarit Public Disclosure Record required to be made have been filed on a timely basis with the Canadian Securities Authorities and the TSXV. Nayarit has not filed any confidential material change reports with any Canadian Securities Authorities that, at the date of this Agreement, remain confidential.  There are no outstanding or unresolved comments in comment letters received from any Canadian Securities Authority and any exchange staff with respect to the Nayarit Public Disclosure Record.  To the Knowledge of Nayarit, none of the filings comprising the Nayarit Public Disclosure Record is the subject of ongoing review, comment or investigation by any Canadian Securities Authority or the TSXV.For the purposes of this Agreement, the term “Canadian Securities Laws” means the Securities Act (Ontario) and the equivalent legislation of the other applicable  provinces of Canada and the applicable rules and regulations promulgated thereunder; the term “Canadian Securities Authorities” means the Ontario Securities Commission (“OSC”) and other applicable securities regulatory authorities of the provinces of Canada, the term “TSXV” means the TSX Venture Exchange; and the term “Nayarit Public Disclosure Record” means all forms, reports, schedules, statements and other documents (i) required to be filed with all applicable Canadian Securities Authorities, the TSXV by Nayarit since January 1, 2005, and (ii) all forms, reports, schedules, statements and other documents filed with all applicable Canadian Securities Authorities by Nayarit accessible to the public on SEDAR.

2.36           Reporting Status.  Nayarit is a reporting issuer or its equivalent in the provinces of British Columbia, Alberta and Ontario.  The Nayarit Common Shares are listed on the TSXV.

2.37           No Cease Trade. Nayarit is not subject to any cease trade or other order of any applicable stock exchange or Canadian Securities Authority and, to the Knowledge of Nayarit, no investigation or other proceedings involving Nayarit which may operate to prevent or restrict trading of any securities of Nayarit are currently in progress or pending before any applicable stock exchange or Canadian Securities Authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as (i) disclosed in, and reasonably apparent from, Parent’s annual report on Form 10-K for the year ended October 14, 2009, Parent’s quarterly reports on Form 10-Q for the quarters ended July 31, 2009, January 31, 2009 and April 30, 2009 and the Company’s Current Reports on Form 8-K filed with the SEC on January 23, 2009, February 5, 2009, March 13, 2009, April 1, 2009, April 3, 2009, June 23, 2009, July 24, 2009, September 3, 2009, September 18, 2009, September 23, 2009, October 15, 2009, October 29, 2009 and November 6, 2009 (excluding any amendments thereto filed after the date hereof and any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), or (ii) disclosed in a correspondingly numbered section of the disclosure schedule (the “Parent Disclosure Schedule”) which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Parent’s covenants contained herein, (provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of any information in the Parent Disclosure Schedule shall not be deemed an admission that any information contained therein describes or represents a material exception or material fact, event or circumstance or that any exception, fact, event or circumstance described in any such information has had or would be reasonably likely to have a Material Adverse Effect), Parent hereby represents and warrants to Nayarit as follows:

            3.1           Due Organization and Good Standing.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Parent is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect.  Parent has heretofore made available to Nayarit accurate and complete copies of Parent’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and bylaws (the bylaws and the Certificate of Incorporation, collectively, the “Parent Organizational Documents”), each as currently in effect.  Parent is not in violation of any provision of the Parent Organizational Documents.

3.2           Capitalization of Parent.

(a)           Taking into effect the Reverse Split, the authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock of which there are, as of the date of this Agreement, 48,497,655 shares of Parent Common Stock outstanding.  No other shares of Parent Common Stock are issued or outstanding.  Taking into effect the Reverse Split, as of the date of this Agreement, no shares of Parent Common Stock were reserved for issuance except for an aggregate of 1,662,500 shares of Parent Common Stock reserved for issuance upon exercise of the issued and outstanding options to purchase shares of Parent Common Stock (the “Parent Stock Options”) under Parent’s equity incentive plan, dated December 13, 2006, adopted by Parent and subsequently approved by Parent’s stockholders (the “Parent Stock Plan”) and 150,000 shares of Parent Common Stock reserved for issuance upon exercise of warrants to purchase shares of Parent Common Stock under the Warrant Agreement by and between Parent and Standard Bank Plc, dated as of July 10, 2008.  All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)           Except as set forth in Section 3.2(b) of the Parent Disclosure Schedule, there are no outstanding bonds, debentures, notes, debt securities or other indebtedness for borrowed money of Parent having the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters on which the stockholders of Parent may vote.  Section 3.2(b) of the Parent Disclosure Schedule sets forth a true and complete list of all indebtedness for borrowed money of Parent outstanding on the date of this Agreement.

(c)           Except as set forth in paragraph (a) and (b) above, there are no issued, outstanding or authorized securities (including securities convertible into or exercisable or exchangeable for shares of capital stock or other equity or voting securities) of Parent and (except for the issuance of the Amalgamation Consideration contemplated by this Agreement) there are no options, warrants, calls, rights (including “phantom” stock or stock appreciation rights), commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Parent (or securities convertible into or exercisable or exchangeable for shares of capital stock or other equity or voting securities) or obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, commitment, agreement, arrangement or undertaking.  Except as contemplated by this Agreement, there are no outstanding contractual obligations, commitments, understandings or arrangements of Parent to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock or other equity or voting securities of Parent or other agreements or arrangements with or among any securityholders of Parent with respect to securities of Parent.

3.3           Subsidiaries.  Except for all of the common stock of Minera Santa Rita S. de R.L. de C.V., Oro De Altar S. de R.L. de C.V. and Leadville Mining and Milling Holding Company, Parent does not as of the date hereof own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

3.4           Authorization; Binding Agreement.  Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (i) have been duly and validly authorized by the Board of Directors of Parent, and (ii) no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, other than receipt of the Required Parent Vote.  The affirmative vote of the stockholders of Parent holding at least a majority of the issued and outstanding Parent Common Stock of Parent (the “Required Parent Vote”) is necessary to approve the Parent Proxy Matters (as defined in Section 5.5). This Agreement has been duly and validly executed and delivered by Parent and (assuming the due authorization, execution and delivery hereof by Nayarit) constitutes the legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

3.5           Governmental Approvals.  No Consent of or with any Governmental Authority on the part of Parent is required to be obtained or made in connection with the execution, delivery or performance by Parent of this Agreement or the consummation by Parent of the transactions contemplated hereby other than (i) the filing of the Articles  of Amalgamation under the OBCA, (ii) such filings as may be required with the SEC and foreign and state securities Laws administrators, (iii) pursuant to Antitrust Laws (if applicable) and (iv) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

              3.6           No Violations or Conflicts.  Except as set forth in Section 3.6 of the Parent Disclosure Schedule, the execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby, and compliance by Parent with any of the provisions hereof, will not (i) conflict with or violate any provision of the Parent Organizational Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Parent Material Contract to which Parent is a party or by which its assets are bound, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance upon any of the properties, rights or assets of Parent, or (iv) subject to obtaining the Consents from Governmental Authorities, and the waiting periods referred to therein having expired, and any condition precedent to such Consent having been satisfied, conflict with, contravene or violate in any respect any Law to which Parent or any of its assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to have a Material Adverse Effect.

3.7           SEC Documents; Internal Controls; SEC Foreign Issuer .

(a)  Parent has filed with the Securities Exchange Commission (“SEC”) and the OSC and made available to Nayarit all forms, reports, schedules, registration statements and other documents required to be filed or furnished by Parent with the SEC or the OSC since March 22, 2006 (collectively, and in each case including all certifications, exhibits and schedules thereto and documents incorporated by reference therein, the “Public Reports”).  As of their respective dates of filing or furnishing (or, if amended or superseded by a subsequent filing or furnishment prior to the date hereof, as of the date of such subsequent filing or furnishment), the Public Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “U.S. Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and/or the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Public Reports, and applicable Canadian securities Laws, and none of the Public Reports when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no outstanding comments from or unresolved issues raised by the SEC or the OSC with respect to any of the Public Reports.  Parent is a “reporting issuer” under applicable Canadian securities Laws and is not in default of any material requirements of any applicable Canadian securities Laws.

(b)  Except as set forth in Section 3.7(b) of the Parent Disclosure Schedule, Parent has timely filed all forms, reports, schedules and other documents, together with any amendments required to be made with respect thereto, that they were required to file since September 22, 2005 with any Governmental Authority (other than Public Reports) and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Parent, no Governmental Authority has initiated any Action or, to the Knowledge of Parent, threatened an investigation into the business or operations of Parent since September 22, 2009.  There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule or other document filed by, or relating to any examinations by any such Governmental Authority of Parent.

(c)  Since July 31, 2009 to the date of this Agreement (i) to the Knowledge of Parent, no director, officer, employee, auditor, accountant or representative of Parent has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

3.8           Absence of Undisclosed Liabilities.  Parent has not incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with United States GAAP that are not adequately reflected or reserved on or provided for in the Public Reports, other than liabilities of the type required to be reflected on a balance sheet in accordance with United States GAAP that would not reasonably be expected to have a Material Adverse Effect..

3.9           Compliance with Laws.   Parent is in compliance with all Laws applicable to it and the conduct of its business as currently conducted and as proposed to be conducted following consummation of the Amalgamation.  Parent is not in conflict with, or in default or violation of, nor has it received any notice of any conflict with, or default or violation of, (A) any applicable Law by which Parent or any of its property or assets is bound or affected, or (B) any Parent Material Contract to which Parent is a party or by which Parent or any property, asset or right of Parent is bound or affected, except, in each case, for any such conflicts, defaults or violations that would not reasonably be expected to have a Material Adverse Effect.

            3.10           Regulatory Agreements; Permits.

(a)           There are no (1) except for The Standard Bank Plc mandates, written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which Parent is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (2) Orders or directives of or supervisory letters from a Governmental Authority specifically with respect to Parent or any property or asset owned by Parent, or (3) resolutions or policies or procedures adopted by Parent at the request of a Governmental Authority, that (A) limit in any material respect the ability of Parent to conduct its business as currently being conducted or (B) in any manner relate to the ability of Parent to pay dividends or otherwise materially restrict the conduct of business of Parent in any respect.

(b)           Except for updated certificates on concessions, Parent holds all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct its business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Parent Permits”), all of which are in full force and effect, and no suspension, non-renewal, amendment, restriction, limitation or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the failure of any of the Parent Permits to be in full force and effect, or the suspension or cancellation of any of the Parent Permits, would not reasonably be expected to have a Material Adverse Effect.  To the Knowledge of Parent, no facts or circumstances exist that would reasonably be expected to impact Parent’s ability to obtain any material Parent Permit in the future as may be necessary for Parent to continue its operations as currently contemplated.  Parent is not in violation in any material respect of the terms of any Parent Permit.

3.11           Absence of Certain Changes.  Except for the transactions contemplated by this Agreement and except as set forth in Section 3.11 of the Parent Disclosure Schedules, Parent has conducted its businesses in the ordinary course of business consistent with past practice and there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect.

3.12           Taxes and Returns.  Except as would not reasonably be expected to have a Material Adverse Effect:

(a)           Parent has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Public Reports have been established in accordance with United States GAAP.  Section 3.12 of the Parent Disclosure Schedules sets forth each jurisdiction where Parent files or is required to file a Tax Return.  There are no claims, assessments, audits, examinations, investigations or other proceedings pending against Parent in respect of any Tax, and Parent has not been notified in writing of any proposed Tax claims or assessments against Parent (other than, in each case, claims or assessments for which adequate reserves in the Public Reports have been established in accordance with United States GAAP or are immaterial in amount).  There are no material Encumbrances with respect to any Taxes upon any of Parent’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Public Reports have been established in accordance with United States GAAP.  Parent does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.  There are no outstanding requests by Parent for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)           Parent has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which Parent is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Amalgamation.

(c)           Parent is not or (i) has been at any time within the five-year period ending on the date hereof a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (ii) has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which Parent is or was the common parent corporation.

(d)           Parent has not made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority.

(e)           Parent is not a party to any contract, agreement, plan or arrangement that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

(f)           Parent has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4.

(g)           Since September 30, 2009, Parent has not: (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

            3.13           Restrictions on Business Activities.  Except for The Standard Bank Plc mandates, there is no agreement or Order binding upon Parent which has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of Parent as its business is currently conducted, any acquisition of property by Parent, the conduct of business by Parent as currently conducted, or restricting in any material respect the ability of Parent from engaging in business as currently conducted or from competing with other parties, except where such agreement or Order would not be reasonably expected to have a Material Adverse Effect.

3.14           Employee Benefit Plans.  Except as set forth on Section 3.14 of the Parent Disclosure Schedules, Parent does not maintain, and has no liability under, any Benefit Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.15           Employee Matters.

(a)           There has been: (i) to the Knowledge of Parent, no labor union organizing or attempting to organize any employee of Parent into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage, lock out or other collective labor action by or with respect to any employees, managers or consultants of Parent pending or, to Parent’s Knowledge, threatened against Parent.  Parent is not a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees, managers or consultants of Parent and no such agreement is currently being negotiated.

(b)           Except as would not reasonably be expected to result in a Material Adverse Effect, Parent: (i) is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, (ii) has not received written notice, or to the Knowledge of Parent any other form of notice, that there is any unfair labor practice charge or complaint against Parent pending, (iii) is not liable for any arrears of wages or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).  Except as would not reasonably be expected to have a Material Adverse Effect, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other Actions pending or, to the Knowledge of Parent, threatened against Parent or any of its employees, managers, consultants or former employees brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)           There has been and is no unfair labor practice complaint against Parent pending or, to the Knowledge of Parent, threatened before any Governmental Authority, and no pending or, to the Knowledge of Parent, threatened arbitration arising out of any collective bargaining agreement.

(d)           All material amounts due from Parent, or for which any material claim may be asserted against Parent, on account of wages and other benefits have been paid or accrued as a liability on the books and records of Parent.

(e)           Parent is not liable for any material liabilities, judgments, arrearage of wages, fines or penalties for failure to comply with any applicable labor Laws.

3.16           Material Contracts.

(a)           Except as set forth in the Public Reports filed prior to the date hereof, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (i) creates or imposes a liability greater than $100,000, or (ii) may not be cancelled by Parent on less than 60 days’ prior notice (the “Parent Material Contracts”).  All Parent Material Contracts have been made available to Nayarit, and are set forth in Section 3.16(a) of the Parent Disclosure Schedules other than those that are exhibits to the Public Reports.

(b)           With respect to each Parent Material Contract: (i) the Parent Material Contract was entered into at arms’ length and in the ordinary course of business consistent with past practices; (ii) the Parent Material Contract is legal, valid, binding and enforceable in all material respects against Parent and, to Parent’s Knowledge, the other party thereto, and in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) Parent is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by Parent, or permit termination or acceleration by the other party, under the Parent Material Contract; and (iv) to Parent’s Knowledge, no other party to the Parent Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Parent, under any Parent Material Contract.

3.17                      Litigation.  There is no Action pending or, to the Knowledge of Parent, threatened before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the Knowledge of Parent, threatened against Parent or any of its properties, rights or assets or, any of its officers, directors, partners, managers or members (in their capacities as such).  There is no Order binding against Parent or any of its properties, rights or assets or any of its officers, directors, partners, managers or members (in their capacities as such).  There is no material Action that Parent has pending against other parties.

3.18           Transactions with Affiliates.  Section 3.18 of the Parent Disclosure Schedules sets forth a true, correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Parent, on the one hand, and, on the other hand, any (i) present or former director, officer, employee or Affiliate of Parent, or any family member of any of the foregoing, or (ii) record or beneficial owner of more than five percent (5%) of the outstanding Parent Common Stock as of the date hereof (each, a “Parent Affiliate Transaction”).

3.19           Books and Records.  All of the books and records of Parent are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practices and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.  The records, systems, controls, data and information of Parent are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the control of Parent.

                3.20           Information Supplied.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) any Current Report on Form 8-K or any other report, form, registration, or other filing made with any Governmental Authority with respect to the transactions contemplated hereby or (b) the Registration Statement, Proxy Statement or Nayarit Proxy Circular (with respect to information regarding Parent) will, at the date it is first mailed to Parent’s stockholders or at the time of the Stockholder Meeting, or Nayarit Stockholder Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by Nayarit which is contained in the Registration Statement, Proxy Statement or Nayarit Proxy Circular.

3.21           Intellectual Property.  Other than as set forth in the Public Reports, domain names and off-the-shelf software, Parent does not own, license or otherwise have any right, title or interest in any Intellectual Property.

3.22           Real Property.  Other than as set forth in the Public Reports, Parent does not own or lease any real property, and has no commitments or obligations to purchase or lease real property either prior to or after the Effective Time.

3.23           Environmental Matters.  Except as set forth in the Public Reports or for such matters that are not reasonably expected to have a Material Adverse Effect, Parent: (i) has, to the Knowledge of Parent, complied with all applicable Environmental Laws; (ii) has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (iii) is not subject to any Order or other arrangement with any Governmental Authority or subject to any indemnity or other agreement with any third party relating to Liability under any Environmental Law.

3.24           Insurance.  Set forth on Section 3.24 of the Parent Disclosure Schedules sets forth a correct and complete list of all material insurance policies issued in favor of Parent, or pursuant to which Parent is a named insured or otherwise a beneficiary.  With respect to each such insurance policy: (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) Parent is not in any material respect, in breach of or default under, and Parent has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

3.25           Bankruptcy.  Parent has not: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

3.26           TSX/OTCBB Quotation.  The Parent Common Stock is traded in Canada on the Toronto Stock Exchange (“TSX”) and simultaneously in the United States of America listed for trading on the Over the Counter Bulletin Board (the “OTCBB”).  There is no action or proceeding pending or, to Parent’s Knowledge, threatened against Parent by the TSX or OTCBB with respect to any intention by such entity to prohibit or terminate the trading or quotation of Parent’s  Common Stock on the TSX or OTCBB, respectively.

ARTICLE IV

COVENANTS

            4.1           Conduct of Business of Nayarit.

(a)           Unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement or as set forth on Section 4.1 of the Nayarit Disclosure Schedules:

(i)           Nayarit and the Subsidiaries shall conduct their respective business, in all material respects, in the ordinary course of business consistent with past practice;

(ii)           Nayarit and the Subsidiaries shall use commercially reasonable efforts consistent with the foregoing to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, key employees and consultants, to maintain, in all material respects, existing relationships with all Persons with whom it does significant business, and to preserve the possession, control and condition of its assets;

(iii)           Nayarit and the Subsidiaries shall use commercially reasonable efforts to keep all of the Mineral Rights, the Nayarit Permits and the Nayarit Material Contracts in good standing and in full force and effect and use commercially reasonable efforts to continue to maintain, in all material respects, its respective assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use; and

(iv)           Nayarit and the Subsidiaries shall use commercially reasonable efforts consistent with the foregoing to conduct its business in compliance with applicable Laws in all material respects, and to preserve intact the business organization of Nayarit and the Subsidiaries.

(b)           Without limiting the generality of the foregoing clause (a), except as set forth on Section 4.1 of the Nayarit Disclosure Schedules, during the period from the date of this Agreement to the Effective Time, and other than as contemplated hereby, neither Nayarit nor any Subsidiary will (except as specifically contemplated by the terms of this Agreement), without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(i)           amend, waive or otherwise change, in any respect, its constating documents or other organizational documents or enter into any stockholder, membership, partnership or other agreement;

(ii)           authorize for redemption or issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any Nayarit Common Shares, any shares of capital stock or other securities or other equity interests or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell Nayarit Common Shares, any shares of capital stock or other securities or other equity interests, including any securities convertible into or exchangeable for Nayarit Common Shares or equity interests in any Subsidiary or decrease or increase the number of authorized shares of Nayarit Common Shares or equity interests in any Subsidiary;

(iii)           split, combine, recapitalize or reclassify any of the Nayarit Common Shares or equity interests in any Subsidiary or issue any other securities in respect thereof, or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of the Nayarit Common Shares or equity interests in any Subsidiary, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of the Nayarit Common Shares or equity interests in any Subsidiary;

(iv)           incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person;

(v)           increase the wages, salaries or compensation of any of its current or former consultants, officers, managers or directors by more than five percent (5%), or increase bonuses for the foregoing individuals in an aggregate amount greater than one hundred twenty percent (120%) of the amounts paid to such individuals in the previous calendar year, or increase other benefits of any of the foregoing individuals, or enter into, establish, amend or terminate any Nayarit Benefit Plan or any other employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity or equity-related, pension, retirement, consulting, vacation, severance, separation, termination, deferred compensation, fringe, perquisite or other compensation or benefit plan, policy, program, agreement, trust, fund or other arrangement with, for or in respect of any current or former consultant, officer, manager or director or terminate the employment of any senior executive, in each case other than in the ordinary course of business consistent with past practice or other than as required by applicable Law or pursuant to the terms of any Nayarit Benefit Plan or Nayarit Material Contract in effect on the date of this Agreement;

(vi)           make or rescind any material election relating to Taxes, settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or Canadian GAAP;

(vii)           transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of Intellectual Property owned or licensed by Nayarit, other than nonexclusive licenses, or disclose to any Person who has not entered into a confidentiality agreement any material trade secrets;

(viii)                      terminate or waive or assign any material right under any Nayarit Material Contract or enter into any Nayarit Material Contract or fail to perform any material term or obligation of a Nayarit Material Contract;

(ix)           establish any subsidiary or enter into any new line of business;

(x)           make any capital expenditures, or commit to make capital expenditures for any period following the Effective Time;

(xi)           fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xii)           fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of Nayarit or any Subsidiary in an amount and scope of coverage as are currently in effect;

(xiii)                      other than as required to be in compliance with Canadian Securities Authorities rules and regulations or with Canadian GAAP, or as approved by Nayarit’s outside auditors, revalue any of its material assets or make any change in accounting methods, principles or practices;

(xiv)                      waive, release, assign, settle or compromise any Action (including any third-party Action relating to this Agreement or the transactions contemplated hereby, including the Amalgamation), or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, unless such amount has been reserved in the Nayarit Financials;

(xv)           acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof;

(xvi)                      adopt a plan of complete or partial liquidation, winding up, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except as otherwise permitted hereunder;

(xvii)                      voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise);

(xviii)                      sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xix)                      take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xx)           enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Nayarit Affiliate Transaction;

(xxi)                      enter into any Benefit Plan or any employment, severance, or change of control agreement;

(xxii)                       notwithstanding anything to the contrary set forth in this Section 4.1, sell, lease, transfer, mortgage, encumber (other than Permitted Encumbrances) or otherwise dispose of any (i) exploration and option agreements over mining concessions owned by third parties and similar agreements granting Nayarit and/or its Subsidiaries any right to carry out mining related activities over mining lots and/or granting an option to acquire such mining concessions, (ii) concessions or options over mining concessions or (iii) any Owned Real Property;

(xxiii)                      sell, lease, transfer, mortgage, encumber (other than Permitted Encumbrances) or otherwise dispose of any of its assets or properties to any Person; or

(xxiv)  authorize or agree orally or in writing to do any of the foregoing actions.

4.2           Access and Information; Confidentiality.

(a)           Between the date of this Agreement and the Effective Time, each Party shall give, and shall direct its accountants and legal counsel to give, the other Party and its officer, manager, director, employee, accountant, consultant, legal counsel, financial advisor, agent or other representative (collectively, the “Representatives”), at reasonable times and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records of or pertaining to such Party and its subsidiaries (including Tax Returns, internal work papers, client files, client contracts and director service agreements) and such financial and operating data and other information, all of the foregoing as the requesting Party or its Representatives may reasonably request regarding such Party’s business, assets, liabilities, employees and other aspects (including unaudited financial statements, including a consolidated quarterly balance sheet and income statement, in the form such financial statements have been delivered to the other Party prior to the date hereof) and instruct such Party’s Representatives to cooperate with the requesting Party in its investigation (including by reading available independent public accountant’s work papers) and to provide a copy of, or make available, each material report, schedule and other document filed or received pursuant to the requirements of applicable securities Laws; provided that the requesting Party shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Party providing such information.  Parent agrees to indemnify and hold Nayarit and its Subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any Representative of Parent and any loss, damage to or destruction of any property owned by Nayarit or its Subsidiaries or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of Parent’s Representatives (and not resulting from the negligence or willful misconduct of Nayarit, it Subsidiaries or their respective directors, managers, officers, employees and agents) during any visit to the business or property sites of Nayarit or its Subsidiaries prior to the completion of the Amalgamation, whether pursuant to this Section 4.2 or otherwise.  Nayarit agrees to indemnify and hold Parent harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any Representative of Nayarit and any loss, damage to or destruction of any property owned by Parent or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly (and not resulting from the gross negligence or willful misconduct of Parent or its directors, officers, employees and agents) from the action or inaction of any of Nayarit’s Representatives during any visit to the business or property sites of Parent prior to the completion of the Amalgamation, whether pursuant to this Section 4.2 or otherwise.

(b)           The terms and conditions of this Agreement and the Amalgamation Agreement are strictly confidential and the Parties hereby agree that they and their respective Representatives shall not disclose to the public or to any third party the existence or terms of this Agreement and the Amalgamation Agreement other than with the express prior written consent of the other Party, except as the Parties may otherwise agree or as may be required by applicable Law, rule or regulation, or at the request of any Governmental Authority having jurisdiction over a Party or any of its Representatives or Affiliates (including, without limitation, the rules or regulations of the SEC), or as may be required to defend any Action brought against such Party in connection with this Agreement and the Amalgamation Agreement.  If a Party is so required to make such a disclosure, it must first provide to the other Party the content of the proposed disclosure, the reasons the disclosure is required, and the time and place that the disclosure will be made.  In such event, the Parties will work together to draft a disclosure which is acceptable to both Parties.

(c)             If a Party is required by applicable Laws or stock exchange listing requirements to make public disclosure regarding the transactions contemplated by this Agreement and the Amalgamation Agreement, it shall provide the other Party with a draft of the proposed disclosure and, to the extent practical, obtain the consent of the other Party prior to such disclosure.

4.3           No Solicitation.

(a)           For purposes of this Agreement, “Acquisition Proposal” means (other than the Amalgamation) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group, at any time relating to a merger, take-over bid, amalgamation, plan of arrangement, reorganization, recapitalization, consolidation, asset sale, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving Nayarit, its Subsidiaries or Parent, on the one hand, and any third party, on the other hand, or acquisition or purchase of assets of or by Nayarit, its Subsidiaires or Parent representing 50% or more of such Person’s assets or business.  Without limiting the foregoing, the term Acquisition Proposal includes any inquiry, proposal or offer made or received by Nayarit, its Subsidiaries or Parent or any indication of interest in same by Nayarit, its Subsidiaries or Parent to any third-party at any time relating to a merger, take-over bid, amalgamation, plan of arrangement, reorganization, recapitalization, consolidation, asset sale, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions with Nayarit, its Subsidiaries or Parent or any of their respective Affiliates.

(b)           In order to induce each Party to continue to expend management time and financial resources in furtherance of the transactions contemplated hereby, from the date hereof until the earlier of (x) the Effective Date or (y) termination of this Agreement pursuant to Section 7.1, none of Nayarit, any Subsidiary or Parent shall (unless otherwise required by applicable Law), directly or indirectly, and shall not, directly or indirectly, authorize or permit any of its Representative to: (i) solicit, encourage, assist, initiate or facilitate the making, submission or announcement of any Acquisition Proposal, (ii) furnish any non-public information regarding Nayarit, any Subsidiary or Parent or the Amalgamation to any Person or group (other than a Party to this Agreement or their Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage, participate in or continue discussions or negotiations with any Person or group with respect to, or which could be expected to lead to, an Acquisition Proposal, (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the approval of this Agreement or the Amalgamation or the recommendation by the Board of Directors of Nayarit or Parent that its stockholders adopt the Amalgamation Agreement, (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (vi) discuss, negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) release any third party from, or waive any provision of, any confidentiality agreement to which Nayarit, any Subsidiary or Parent is a party.  Notwithstanding the foregoing, this Section 4.3 shall not prevent or restrict the directors of Nayarit or Parent from considering or negotiating any unsolicited bona fide Acquisition Proposal that may be a Superior Proposal or from considering, negotiating, approving, recommending to the Nayarit Stockholders or the stockholders of Parent or entering into an agreement in respect of a Superior Proposal from any Person if the directors of Nayarit or Parent determine in good faith after consulting with outside counsel that such action is necessary or advisable for such directors to act in a manner consistent with his or her fiduciary duties under applicable Law.  “Superior Proposal” means [A] with respect to Nayarit, an Acquisition Proposal if such Acquisition Proposal is not conditional on obtaining financing and the directors of Nayarit have determined in good faith, after consultation with, and receiving advice (which may include written opinions, a copy of which shall have been provided to Parent) from, as appropriate, the financial, legal and other advisors to Nayarit to the effect that such Acquisition Proposal would, if consummated in accordance with the terms thereof, but without assuming away the risk of non-completion, result in a transaction which: (x) provides consideration to Nayarit Stockholders that exceeds the consideration payable under this Agreement to the Nayarit Stockholders by at least twenty five percent (25%); and (y) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal, and [B] with respect to Parent, an Acquisition Proposal if the directors of Parent have determined in good faith, after consultation with, and receiving advice (which may include written opinions, a copy of which shall have been provided to Nayarit) from, as appropriate, the financial, legal and other advisors to Parent to the effect that such Acquisition Proposal would, if consummated in accordance with the terms thereof, but without assuming away the risk of non-completion, result in a transaction which is accretive to the stockholders of Parent.

(c)           Without limiting the foregoing, Nayarit agrees it shall be responsible for the actions of its and its Subsidiaries’ Representatives that would constitute a violation of the restrictions set forth in this Section 4.3.  Nayarit shall promptly inform its and its Subsidiaries’ Representatives of the obligations undertaken in this Section 4.3.  Without limiting the foregoing, Parent agrees it shall be responsible for the actions of its Representatives that would constitute a violation of the restrictions set forth in this Section 4.3.   Parent shall promptly inform its Representatives of the obligations undertaken in this Section 4.3.

(d)           Each Party shall notify the other Party promptly (and in any event within 48 hours) orally and in writing of the receipt by a Party or any of their respective Representatives of: (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal and (ii) any request for non-public information relating to Nayarit, any Subsidiary or Parent, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing) and the identity of the party making such inquiry, proposal, offer or request for information.  Each Party shall keep the other Party promptly informed of the status of any such inquiries, proposals, offers or requests for information.  From and after the date of this Agreement, each Party shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall direct, and use its commercially reasonable efforts to cause, its Representatives to cease and terminate any such solicitations, discussions or negotiations.

(e)           If Nayarit or Parent receives a request for material non-public information from a Person who is considering making or has made an Acquisition Proposal (the existence and content of which have been disclosed to the other Party), and the directors of Nayarit or Parent determine that such proposal would or does constitute a Superior Proposal then, and only in such case, the directors of Nayarit or Parent may, subject to the execution of a confidentiality agreement on terms which are not more favorable to the Person mailing or considering mailing the Acquisition Proposal than those set forth in this Agreement, provide such Person with access to information regarding Nayarit or Parent, as the case may be; provided, however, that the Person who is considering making the Acquisition Proposal shall not be precluded thereunder from making the Acquisition Proposal, and provided further that Nayarit or Parent sends a copy of any such confidentiality agreement to the other Party immediately upon the execution thereof and the other Party is provided with a list of or a copy of the information, if any, provided to such Person that was not previously provided to such other Party and such other Party is immediately provided with access to similar information.

(f)           From the date of this Agreement until the earlier of (x) the Closing Date or (y) the date of termination of this Agreement pursuant to Section 7.1, the directors of Nayarit and the directors of Parent shall not accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 4.3(e) hereof) on the basis that it would constitute a Superior Proposal, unless (i) it has provided the other Party with a copy of the documents containing such Acquisition Proposal (with such deletions as are necessary to protect any confidential portions of such document, provided that the material terms and conditions of, and the identity of the Person making, such Acquisition Proposal may not be deleted) which the directors of Nayarit or Parent, as the case may be, have determined would be a Superior Proposal pursuant to Section 4.3(b) hereof, and (ii) if applicable, the requirements of Section 4.3(g) have been satisfied.

(g)           In the event an Acquisition Proposal which is deemed a Superior Proposal pursuant to Section 4.3(b) is received by Nayarit, during the five (5) Business Days after the date Parent received notice of the determination of the directors of Nayarit to accept, approve and recommend or enter into an agreement with respect to such Superior Proposal, Parent shall have the opportunity, but not the obligation, to offer in writing to amend the terms of this Agreement and the Amalgamation.  The directors of Nayarit shall promptly review any offer by Parent to amend the terms of this Agreement and the Amalgamation in order to determine in good faith, whether the offer of Parent upon acceptance by Nayarit would at least match the value per Nayarit Common Share of the Superior Proposal.  If the directors of Nayarit so determine, Nayarit shall enter into an amended agreement with Parent reflecting the amended proposal of Parent and will promptly reaffirm its recommendation of the Amalgamation as amended.  Nayarit acknowledges and agrees that each successive financial modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under Section 4.3(f) hereof and shall initiate an additional five (5) Business Day period.

              4.4           Stockholder Litigation.  Nayarit shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, any stockholder litigation against Nayarit, its managers, directors or officers relating to the Amalgamation or any other transactions contemplated hereby; provided, however, that no settlement of any such litigation shall be agreed to without Nayarit’s consent.

4.5           Conduct of Business of Parent.

(a)           Unless Nayarit shall otherwise consent in writing (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, except as specifically contemplated by the terms of this Agreement, Parent shall conduct its business in, and shall not take any action other than in, the ordinary course of business consistent with past practice;

 (b)           Without limiting the generality of the foregoing clause (a), during the period from the date of this Agreement to the Effective Time, Parent will not (except as specifically contemplated by this Agreement), without the prior written consent of Nayarit (such consent not to be unreasonably withheld):

(i)           except for a $15 million 12-month revolving credit facility, make a loan or advance to or investment in any third party other than in the ordinary course of business consistent with past practices;

(ii)            except as contemplated by this Agreement, redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock of Parent;

 (iii)           except in the ordinary course of business consistent with past practices, make any capital expenditures, or commit to make capital expenditures; or

(iv)	authorize or agree to do any of the foregoing actions.

             4.6           Voting.  Subject to Section 4.3, Colin Sutherland and Bradley Langille hereby agree to vote any shares of Nayarit Common Shares owned by each of them at the Nayarit Stockholder Meeting in favor of the Nayarit Proxy Matters.  Subject to Section 4.3, John Brownlie hereby agrees to vote any shares of Parent Common Stock owned by him at the Parent Stockholder Meeting in favor of the Parent Proxy Matters.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

              5.1           Notification of Certain Matters.  Each of Parent and Nayarit shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs after the date of this Agreement: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (including the Amalgamation or as a result of the transactions contemplated hereby) or any non-compliance with any Law; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (including the Amalgamation or as a result of the transactions contemplated hereby); (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Amalgamation set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of Nayarit or Parent, as applicable, any officer, director, partner, member or manager, in his or her capacity as such, of Nayarit or Parent, as applicable, or any of their Affiliates with respect to the consummation of the Amalgamation.  No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Amalgamation have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

            5.2           Commercially Reasonable Efforts.

(a)           Subject to the terms and conditions of this Agreement, prior to the Effective Time, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Party, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Amalgamation and the other transactions contemplated by this Agreement and the Registration Statement, Proxy Statement and Nayarit Proxy Circular (including the receipt of all authorizations, approvals and permits required to be obtained from or made with any Governmental Authority and relevant stock exchanges in order to consummate the transactions contemplated by this Agreement (collectively, the “Requisite Regulatory Approvals”)), and the satisfaction, but not the waiver, of the closing conditions set forth in Article VI), and to comply promptly with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)           Parent, Nayarit and each Subsidiary will cooperate with each other and will take all commercially reasonable steps, and proceed diligently and in good faith: (i) to submit any necessary filings, amendments or revisions to any required Governmental Authority or other third party in connection with the transactions contemplated hereby, and (ii) to promptly submit and make other applications, notices and submissions (or amendments to any of the foregoing previously submitted) with any Governmental Authority or other third party which must be filed in order for Nayarit to obtain all Consents which must be obtained prior to the Closing in order for Nayarit and the Subsidiaries to operate their respective business as currently operated and currently intended by the Parties to be operated following the Closing.  All such filings shall be made, if not already made, as promptly as practicable and Parent shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by Nayarit in connection with such Consents.

(c)           In furtherance and not in limitation of the covenants of the Parties contained in Sections 5.2(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, Parent and Nayarit shall use their commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby (including the Amalgamation).

(d)           In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Amalgamation or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, Parent and Nayarit shall cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e)           Notwithstanding anything herein to the contrary, neither Parent nor Nayarit shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the Amalgamation or the consummation of the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect of either Party or (ii) Parent or Nayarit having to cease, sell or otherwise dispose of any assets or business (including the requirement that any such assets or business be held separate).

            5.3           Indemnification.

(a)           Indemnification by Nayarit.  From the date of this Agreement through the Closing Date, Nayarit shall indemnify and hold harmless each of Parent and its Affiliates and each of their respective successors and assigns, and their respective officers, directors, employees and agents (each, a “Parent Indemnified Party”) from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Damages”) such Parent Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to: (i) any breach by Nayarit or any Subsidiary of any of their representations, warranties, covenants or agreements contained in this Agreement or in any agreement or certificate delivered in connection with this Agreement and/or (ii) any negligence, willful misconduct or fraud committed in connection with the execution and delivery of, or the performance under, this Agreement by Nayarit or any Subsidiary.

(b)           Indemnification by Parent.  From the date of this Agreement through the Closing Date, Parent shall indemnify and hold harmless Nayarit and its respective Affiliates and each of their respective successors and assigns, and their respective officers, directors, employees and agents (each, a “Nayarit Indemnified Party”) from and against any Damages such Nayarit Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to: (i) any breach by Parent of any of its representations, warranties, covenants or agreements contained in this Agreement or in any agreement or certificate delivered in connection with this Agreement and/or (ii) any negligence, willful misconduct or fraud committed the execution and delivery of, or the performance under, this Agreement by Parent.

(c)           Indemnification Procedures.  A Person seeking indemnification under this Section 5.3 (the “Indemnitee”) must give timely written notice to the Person from whom indemnification is sought (the “Indemnitor”) as soon as practical after the Indemnitee becomes aware of any condition or event that gives rise to Damages for which indemnification is sought under this Section 5.3.  The failure of the Indemnitee to give timely notice shall not affect the Indemnitee’s rights to indemnification hereunder except to the extent the Indemnitor demonstrates it was materially prejudiced by such failure.  In the event a claim or demand is made by a party against an Indemnitee, the Indemnitee shall promptly notify the Indemnitor of such claim or demand, specifying the nature and the amount of the Damages (the “Claim Notice”).  The Indemnitor shall notify the Indemnitee within twenty (20) days after receipt of the Claim Notice whether the Indemnitor will undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense thereof, and Indemnitee shall cooperate with Indemnitor in connection therewith, provided that if Indemnitor undertakes such defense: (i) Indemnitor shall not thereby permit to exist any Encumbrance or other adverse charge upon any asset of Indemnitee or settle such action without first obtaining the consent of Indemnitee, except for settlements solely covering monetary matters for which Indemnitor has acknowledged responsibility for payment; (ii) Indemnitor shall permit Indemnitee (at Indemnitee’s sole cost and expense) to participate in such settlement or defense through counsel chosen by Indemnitee; and (iii) Indemnitor shall agree promptly to reimburse Indemnitee for the full amount of any Damages resulting from such claim, except for those costs expressly assumed by the Indemnitee hereunder.  The Indemnitee agrees to preserve and provide access to all evidence that may be useful in defending against such claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third party in connection therewith.  The Indemnitor’s defense of any claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights Indemnitor may have against Indemnitee or any third party.  So long as Indemnitor is reasonably contesting any such claim in good faith, Indemnitee shall not pay or settle any such claim.  If Indemnitor does not notify Indemnitee within twenty (20) days after receipt of Indemnitee’s Claim Notice that it elects to undertake the defense thereof, Indemnitee shall have the right to contest the claim in the exercise of its exclusive, reasonable discretion at the expense of the Indemnitor (provided the Indemnitor shall not be required to pay Indemnitee's expenses for the defense, settlement or compromise of claims which are not covered by Indemnitor’s obligations under this Section 5.3 or which Indemnitor has not consented to).

(d)           Insurance Effect.  Notwithstanding the foregoing, to the extent any Damages that are subject to indemnification pursuant to this Agreement are covered by insurance, the Indemnitee shall use commercially reasonable efforts to obtain the maximum recovery under such insurance.  If the Indemnitee receives payment from the Indemnitor for indemnification under this Section 5.3 and later receives proceeds from insurance or other amounts in respect of such Damages, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnitor and shall pay to the Indemnitor, as promptly as practicable after receipt, a sum equal to the amount of the proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnitor pursuant to this Agreement in respect of such Damages.

(e)           Exclusive Remedy.  Except with respect to any claims for negligence, willful misconduct or fraud, the rights of any Parent Indemnified Party or Nayarit Indemnified Party for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Section 5.3, and, except as specifically set forth in Section 8.10, such indemnification rights and the right to terminate this Agreement pursuant to Section 7.1 and the right to receive the Break Fee, if applicable, shall be the sole and exclusive remedies of such Parent Indemnified Party or Nayarit Indemnified Party, as applicable, with respect to this Agreement or any matter arising under or in connection with this Agreement.  To the maximum extent permitted by applicable Law, the Parent Indemnified Parties and the Nayarit Indemnified Parties hereby waive all other rights and remedies, and release all claims against each other, with respect to this Agreement or any matter arising under or in connection with this Agreement, whether under any applicable Law, at common law or otherwise.

5.4           Public Announcements.  Parent and Nayarit agree that no public release or announcement concerning this Agreement or the Amalgamation shall be issued by either Party or any of their Affiliates without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except such release or announcement as may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that either Parent or Nayarit may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or Nayarit in compliance with this Agreement.

5.5           Parent Registration Statement; Proxy Statement.

(a)           Promptly after the date of this Agreement, (i) Parent shall prepare and file with the SEC a registration statement on Form S-4 (or other appropriate form), which shall include the Proxy Statement, for the purpose of registering the Amalgamation Consideration to be issued to the Nayarit Stockholders pursuant to the Amalgamation (the “Registration Statement”), and (ii) Parent shall prepare and file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”) for the purpose of, among other things, soliciting proxies from holders of Parent Common Stock to vote, at a meeting of the holders of Parent Common Stock to be called for such purpose (the “Parent Stockholder Meeting”), in favor of, among other things, [I] the issuance of the Amalgamation Consideration, [II] any other proposals the Parties deem necessary to effectuate the effectiveness of the Registration Statement, and [III] an adjournment proposal (collectively, the “Parent Proxy Matters”).  For purposes of this Agreement, “Proxy Statement” means the letter to Parent’s Stockholders, the notices of meeting, the proxy statement and forms of proxies to be distributed to Parent’s Stockholders in connection with the Parent Proxy Matters and any additional solicitation materials required to be filed with the SEC in connection therewith.

(b)           Parent, with the assistance of Nayarit, shall promptly respond to any SEC comments on the Registration Statement and shall use reasonable best efforts to cause such Registration Statement to be declared effective by the SEC as soon after filing as practicable.  Parent, with the assistance of Nayarit, shall promptly respond to any SEC comments on the Proxy Statement and shall use reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as practicable.

(c)           Parent will advise Nayarit, promptly after it receives notice thereof, of the time when the Registration Statement has been declared effective by the SEC or any supplement or amendment to the Registration Statement has been filed, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.  Parent will advise Nayarit, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC under the Exchange Act or any supplement or amendment to the Proxy Statement has been filed, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(d)           If at any time prior to the Effective Time, any information relating to Parent, Nayarit or any of their respective subsidiaries, affiliates, officers or directors, should be discovered by Parent or Nayarit, as applicable, that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent.

(e)           All reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants and advisors) incurred by Parent or its Affiliates in connection with or related to the preparation, printing, filing and mailing of the Registration Statement and Proxy shall be equally shared by Parent and Nayarit.

5.6           Reservation of Stock.  Parent hereby agrees there shall be, or Parent shall cause to be, reserved for issuance and delivery such number of shares of Parent Common Stock as shall be required for issuance and delivery of the Amalgamation Consideration and upon the exercise, conversion or exchange of Nayarit Convertible Securities.

5.7           Nayarit Filings.

(a)           Nayarit shall prepare, in consultation with Parent, a proxy circular, in the form and containing the information required by applicable corporate and Canadian Securities Laws and TSXV requirements (the “Nayarit Proxy Circular”), together with any other documents required by such requirements, and not containing any misrepresentation (as defined under applicable securities legislation and requirements) with respect thereto, other than with respect to any information relating to and provided by Parent (all of which shall be in a form satisfactory to Parent, acting reasonably).

(b)           Nayarit shall, as soon as practicable file, with the TSXV an application for conditional acceptance of the Amalgamation, and enclosing a draft of the Proxy Circular and, with the assistance of Parent, shall promptly respond to any comments on the application or Nayarit Proxy Circular and shall use reasonable best efforts to cause such conditional acceptance to be obtained and the Nayarit Proxy Circular to be cleared for mailing by the TSXV as soon after filing as practicable.  Nayarit will advise Parent, promptly after it receives notice thereof, of the time when the Nayarit Proxy Circular has been cleared by the TSXV for mailing or any request by the TSXV for amendment of the Nayarit Proxy Circular or comments thereon and responses thereto or requests by the TSXV for additional information.

(c)           As soon as is practicable after the TSXV has conditionally accepted the Amalgamation and advised that the Nayarit Proxy Circular may be mailed to Nayarit Stockholders, Nayarit shall file and mail the Nayarit Proxy Circular in accordance with all applicable corporate and securities Laws and TSXV requirements, in and to all jurisdictions where the Nayarit Proxy Circular is required to be filed and mailed.

(e)           If at any time after mailing of the Nayarit Proxy Circular and prior to the Nayarit Stockholder Meeting, any information relating to Parent, Nayarit or any of their respective subsidiaries, affiliates, officers or directors, should be discovered by Parent or Nayarit, as applicable, that should be set forth in the Nayarit Proxy Circular, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the appropriate Canadian Securities Authority and exchange and, to the extent required by law, disseminated to the Nayarit Stockholders.

           5.8           Nayarit Stockholder Meeting.   As promptly as practicable following the execution of this Agreement, Nayarit, acting through its Board of Directors, shall, in accordance with applicable Law:

(a)           duly call, give notice of, convene and hold a special meeting of the stockholders of Nayarit (the “Nayarit Stockholder Meeting”) for the purposes of considering and taking action upon the approval of the Amalgamation;

(b)           (i) use commercially reasonable efforts to solicit the approvals required by the Nayarit Stockholders and (ii) include in the Nayarit Proxy Circular: (A) the recommendation of the Board of Directors of Nayarit to the Nayarit Stockholder that they vote in favor the Amalgamation and (B) all other requests or approvals necessary to consummate the transactions contemplated by this Agreement (collectively, the “Nayarit Proxy Matters”).  Notwithstanding the foregoing, Nayarit may adjourn or postpone the Nayarit Stockholder Meeting as and to the extent required by applicable Law.  Nayarit shall use its commercially reasonable efforts to cause the Nayarit Proxy Circular to be mailed to the Nayarit Stockholders promptly as practicable after TSXV clearance is received.  Parent shall make its directors, officers, employees and consultants available to Nayarit and its counsel in connection with the drafting of the Nayarit Proxy Circular.  If, prior to the Effective Time, any event occurs with respect to Parent, or any change occurs with respect to other information supplied by Parent for inclusion in the Nayarit Proxy Circular, Parent shall promptly notify Nayarit of such event, and Nayarit and Parent shall cooperate in the prompt preparation and distribution of any necessary amendment or supplement to the Nayarit Proxy Circular and, as required by Law, in disseminating the information contained in such amendment or supplement to the Nayarit Stockholders; and

(c)           promptly transmit any amendment or supplement to the Nayarit Stockholders, if at any time prior to the Nayarit Stockholder Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Nayarit Proxy Circular.

5.9           Directors and Officers of Parent.

(a)           Subject to any limitation imposed under applicable Laws, the Parties shall take all necessary actions so that the persons identified in Section 1.6(b) are elected to the positions of officers of Parent effective immediately after the Closing.

(b)           Subject to any limitation imposed under applicable Laws, the Parties shall take all necessary actions so that the persons identified in Section 1.6(a) are elected to the positions of directors of Parent effective immediately after the Closing.

5.10           Hart-Scott-Rodino Filing.  If required pursuant to the Hart-Scott-Rodino Act, as promptly as practicable after the date of this Agreement, Parent and Nayarit shall each prepare and file the notifications required of them thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of them by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities.  Parent and Nayarit shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Authority with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation.  Parent and Nayarit shall split equally all filing fees relating to such filing.

5.11           Exchange Listing.                                           Parent shall use commercially reasonable efforts to have the Parent Common Stock be publicly listed in the United States on the New York Stock Exchange Amex.

ARTICLE VI

CONDITIONS

6.1           Conditions to Each Party’s Obligations.  The obligations of each Party to consummate the Amalgamation shall be subject to the satisfaction or waiver (where permissible), at or prior to the Effective Time, of the following conditions:

(a)           Parent Stockholder Approval.  The Required Parent Vote with respect to the Parent Proxy Matters as set forth in the Proxy Statement shall have been obtained in accordance with the DGCL.

(b)           Nayarit Stockholder Approval.  The Required Nayarit Vote with respect to the Nayarit Proxy Matters as set forth in the Nayarit Proxy Circular shall have been obtained in accordance with the OCBA and all applicable local, federal and securities Laws.

(c)           Antitrust Laws.  If applicable, the required waiting period (and any extension thereof) under any Antitrust Laws, if any, shall have expired or been terminated.

(d)           Requisite Regulatory Approvals and Consents.  The Requisite Regulatory Approvals and all Consents from third parties required in connection with the transactions contemplated by this Agreement, shall have been obtained or made, including for greater certainty, Requisite Regulatory Approvals and Consents from the New York Stock Exchange Amex, the TSX and the TSXV.

(e)           Effective Registration Statement.  The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(f)           No Law or Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and has the effect of making the Amalgamation illegal or otherwise preventing or prohibiting consummation of the Amalgamation.

(g)           Updating of Disclosure Schedules.  Final versions of the Parent Disclosure Schedules and Nayarit Disclosure Schedules shall have been delivered by the appropriate Party to the other Party and such schedules shall have been certified as the final, true, correct and complete schedules of such Party.

(h)           Litigation.  There shall be no pending Action against any Party or any of its Affiliates, or any of their respective properties or assets, or any officer, director, partner, member or manager, in his or her capacity as such, of any Party or any of their Affiliates, with respect to the consummation of the Amalgamation or the transactions contemplated thereby which could reasonably be expected to have a Material Adverse Effect.

6.2           Conditions to Obligations of Parent.  The obligations of Parent to consummate the Amalgamation are subject to the satisfaction or waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of Nayarit and the Subsidiaries set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date).

(b)           Agreements and Covenants.  Nayarit shall have performed, in all material respects, all of its obligations and complied with, in all material respects, all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)           Officer Certificate.  Nayarit shall have delivered to Parent a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Nayarit, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), (b) and (e).

(d)           Secretary’s Certificate.  Nayarit shall have delivered to Parent a true copy of the resolutions of the Board of Directors of Nayarit authorizing the execution of this Agreement and the consummation of the Amalgamation and transactions contemplated herein, certified by the Secretary of Nayarit or similar officer.

(e)           Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to Nayarit’s or its Subsidiaries’ business since the date of this Agreement.

(f)           Legal Opinion.  Parent shall have received an opinion of Nayarit’s counsel, Peterson Law, in form and substance reasonably acceptable to Parent, dated as of the Closing Date.

(g)           Title Opinion.                                Parent shall have received an opinion covering the Mineral Rights from Nayarit’s Mexican counsel, Bufete Tecrcero y Mejia, S.C., in form and substance reasonably acceptable to Parent, dated as of the Closing Date.

(h)           Lock Up Agreements.  Parent shall have received the Lock Up Agreements duly executed by each of Colin Sutherland and Bradley Langille.

(i)           Financials.  Nayarit shall have filed with the SEDAR all financial statements that are required pursuant to applicable OSC Rules / National Instruments and Canadian Securities Laws.

(j)           Nayarit Stockholder Dissenters Rights.  In connection with the Amalgamation, no more than five percent (5%) of Nayarit Stockholders shall have exercised their right to dissent and undertake the Nayarit Dissent Rights under the OBCA.

(k)           SRK Consulting Report.  Parent shall have received from Nayarit a final report from SRK Consulting and such final report shall not be materially different from the preliminary SRK Consulting report provided to Parent.

(l)           Due Diligence.  On or prior to February 15, 2010, Parent shall not have notified Nayarit that Parent is not satisfied, in its sole discretion, with its due diligence review of Nayarit’s or the Subsidiaries’ business, operations, properties, assets and financial condition.

(m)           Resignation of Nayarit Officers and Directors.  Except for those executive officers and directors continuing in their capacities after the Effective Time as set forth in the Nayarit Proxy Circular, each executive officer and director of Nayarit and its Subsidiaries shall have tendered his or her resignation and full and final release effective as of the Effective Time.

(n)           Nayarit Convertible Securities.  All Nayarit Convertible Securities and all other agreements or instruments pursuant to which Nayarit Common Shares were issuable prior to the Closing Date shall provide only for the issuance of Parent Common Stock upon the due exercise or issuance of securities thereunder, on the exchange basis set forth in the Amalgamation Agreement.

(o)           Parent Fairness Opinion.  If required by the Board of Directors of Parent, Parent shall have received a fairness opinion with respect to the transactions contemplated by this Agreement and the Amalgamation Agreement.

(p)           Nayarit Fairness Opinion. Nayarit shall have received a fairness opinion from its investment banking advisors with respect to the transactions contemplated by this Agreement and the Amalgamation Agreement.

(q)           Employment Agreements.   The employment agreements between Nayarit, on one hand, and each of Colin Sutherland and Bradley Langille, on the other hand, shall either have been (i) terminated prior to the Effective Date in accordance with the terms thereof, including payment of all termination payments prescribed therein (except for any payments relating to the change of control of Nayarit), or (ii) terminated with no payment of change of control benefits in consideration for the execution of a new employment agreement with Parent on terms comparable to the other senior officers of Parent.

(r)           SRK Consulting Certification.  Parent shall have received a certificate from SRK Consulting certifying that Nayarit’s representation and warranty set forth in Section 2.34(a) is true and correct as of the date of this Agreement and as of the Effective Time.

6.3           Conditions to Obligations of Nayarit.  The obligations of Nayarit to consummate the Amalgamation are subject to the satisfaction or waiver by Nayarit, at or prior to the Effective Time, of the following additional conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date).

(b)           Agreements and Covenants.  Parent shall have performed, in all material respects, its obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time, including, without limitation, the resignation from the Board of Directors of Parent of those persons currently on the Board of Directors of Parent who are not named as directors following the Effective Time in the Proxy Statement.

(c)           Officer Certificate.  Parent shall have delivered to Nayarit a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Parent, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a), (b) and (e).

(d)           Secretary’s Certificate.  Parent shall have delivered to Nayarit a true copy of the resolutions of the Board of Directors of Parent authorizing the execution of this Agreement and the consummation of the Amalgamation and transactions contemplated herein, certified by the Secretary of Parent or similar officer.

(e)           Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to Parent’s business since the date of this Agreement.

(f)           Legal Opinion.  Nayarit shall have received opinions of Parent’s counsel, Ellenoff Grossman & Schole LLP, in form and substance reasonably acceptable to Nayarit, dated as of the Closing Date.

(g)           Resignation of Parent Officers and Directors.  Except for those executive officers and directors continuing in their capacities after the Effective Time as set forth in the Proxy Statement, each executive officer and director of Parent shall have tendered his or her resignation effective as of the Effective Time.

(h)           Exchange Agent.  Parent shall have entered into an agreement with the Exchange Agent with respect to the exchange of the Nayarit Stock Certificates in exchange for the Amalgamation Consideration.

(i)           Due Diligence.  On or prior to February 15, 2010, Nayarit shall not have notified Parent that Nayarit is not satisfied, in its sole discretion, with its due diligence review of Parent’s business, operations, properties, assets and financial condition.

(j)           Title Opinion.                                Nayarit shall have received an opinion covering Parent’s subsidiaries’ title to their mining assets in Mexico from Parent’s counsel, Tapia, Robles y Cabrera S.C., in form and substance reasonably acceptable to Nayarit, dated as of the Closing Date.

(k)           Lock Up Agreements.  Nayarit shall have received the Lock Up Agreement duly executed by John Brownlie.

6.4           Frustration of Conditions.  Notwithstanding anything contained herein to the contrary, neither Parent nor Nayarit may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the action or inaction of such Party or its Affiliates.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1           Termination.  This Agreement may be terminated and the Amalgamation and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the matters presented in connection with the Amalgamation by the stockholders of Parent and the Nayarit Stockholders, as follows:

(a)           by mutual written consent of Nayarit and Parent, as duly authorized by the Board of Directors of Parent and the Board of Directors of Nayarit;

(b)           by written notice by either Parent or Nayarit if the Closing conditions set forth in Section 6.1 have not been satisfied by Nayarit or Parent, as the case may be (or waived by Parent or Nayarit as the case may be) by 120 days after the date of this Agreement (the “Completion Deadline”).  Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or inaction is the primary cause of, or resulted in, any such condition set forth in Section 6.1 to fail to be fulfilled;

(c)           by written notice by either Parent or Nayarit, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law that is, in each case, then in effect and is final and nonappealable and has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement (including the Amalgamation); provided, however, the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, any such Order or Law to have been enacted, issued, promulgated, enforced or entered;

(d)           by written notice by Parent, if: (i) there has been a breach by Nayarit of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any material representation or warranty of Nayarit shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured prior to the Closing or is not cured within twenty (20) days of notice of such breach or inaccuracy;

(e)           by written notice by Nayarit, if: (i) there has been a breach by Parent of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any material representation or warranty of Parent shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured prior to the Closing or is not cured within twenty (20) days of notice of such breach or inaccuracy;

(f)           by written notice by Parent if the Closing conditions set forth in Section 6.2, other than Sections 6.2(a) and 6.2(b) (which are addressed by Section 7.1(d)), have not been satisfied by Nayarit (or waived by Parent) by the Completion Deadline.  Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(f) shall not be available to Parent if Parent is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach has primarily caused the Closing conditions set forth in Section 6.2 to not be satisfied; or

(g)           by written notice by Nayarit if the Closing conditions set forth in Section 6.3, other than Sections 6.3(a) and 6.3(b) (which are addressed by Section 7.1(e)), have not been satisfied by Parent (or waived by Nayarit) by the Completion Deadline.  Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(g) shall not be available to Nayarit if Nayarit is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach has primarily caused the Closing conditions set forth in Section 6.3 to not be satisfied.

7.2           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party or any of their respective Affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party shall cease, except: (i) as set forth in Section 4.2, this Section 7.2 and in Section 7.3 and (ii) subject to Section 5.3, nothing herein shall relieve any Party from liability for any negligence, willful misconduct or fraud prior to termination.  Without limiting the foregoing, and except as provided in Section 5.3, the Parties’ sole right with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by the other Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.  Section 4.2(b-c), Section 5.3, this Section 7.2 and Section 7.3 shall survive the termination of this Agreement.  Notwithstanding anything to the contrary in the foregoing, in the event that (x) Parent or Nayarit, through no fault of the other Party, fails to consummate the Amalgamation contemplated by this Agreement as a result of the decision by such respective Party’s Board of Directors to change its recommendation to its stockholders to approve the Amalgamation (unless such decision is based on such Party’s due diligence review of the other Party by February 15, 2010), (w) Nayarit accepts an Acquisition Proposal, (x) Parent’s or Nayarit’s, through no fault of the other Party, action or inaction resulted in the termination of this Agreement by the other Party pursuant to Section 7.1 of this Agreement, (y) the Required Parent Vote is not obtained following the public announcement of an Acquisition Proposal, or (z) the Required Nayarit Vote is not obtained following the public announcement of an Acquisition Proposal, the defaulting Party shall be obligated to forthwith pay the other Party a termination fee (the “Break Fee”) equal to one million ($1,000,000.00) U.S. dollars; provided, however, if Nayarit is the defaulting Party, the Break Fee may be payable in cash or shares of Narayit common stock in Parent’s sole discretion, subject to regulatory approval.

            7.3           Fees and Expenses.  Except as otherwise set forth in this Agreement, including this Section 7.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, whether or not the Amalgamation or any other related transaction is consummated.

            7.4           Amendment.  This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time.  This Agreement may only be amended pursuant to a written agreement signed by all of the Parties hereto.

            7.5           Waiver.  At any time prior to the Effective Time, subject to applicable Law, any Party hereto may in its sole discretion: (a) extend the time for the performance of any obligation or other act of the other Party hereto, (b) waive any inaccuracy in the representations and warranties by such other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other Party with any agreement or condition contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by Nayarit or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII

MISCELLANEOUS

               8.1           Survival.  Any covenant that by its terms contemplates performance after the Effective Time shall survive beyond the Closing Date, and the representations and warranties contained herein shall merge on the Closing Date and be of no further force or effect.

8.2           Notices.  All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)	if to Nayarit, to:

Nayarit Gold Inc.
76 Temple Terrace
Suite 150
Lower Sackville, NS
B4C 0A7
Canada
Attention:  Colin P. Sutherland
Facsimile: (902) 252-3836

with a copy to (but which shall not constitute notice to Nayarit):

Peterson Law
120 Adelaide Street West, Suite 2500
Toronto, Ontario M5H 1T1
Attention:  Dennis H. Peterson, Esq.
Facsimile: (416) 352-5693

(ii)	if to Parent, to:

Capital Gold Corporation
76 Beaver Street, 14th floor
New York, New York 10005
Attention: John Brownlie
Facsimile: (212) 344-4537

with a copy to (but which shall not constitute notice to Parent):

Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Attention:  Barry I. Grossman, Esq.
Facsimile: (212) 370-7889

            8.3           Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Party, and any assignment without such consent shall be null and void.

            8.4           Governing Law; Jurisdiction.  This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York.  The Parties hereby: (a) submit to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.  Each of Parent and Nayarit agrees that a final judgment in any action or proceeding with respect to which all appeals have been taken or waived, shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law.  Each of Parent and Nayarit agree that service of process to a Party with respect to any Action relating to the transactions contemplated by this Agreement may be accomplished pursuant to the methods set forth in Section 8.2.  Nothing in this Section 8.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

8.5           Waiver of Jury Trial.  Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.  Each of the Parties: (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.5.

8.6           Counterparts.  This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.7           Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement: (a) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (b) unless otherwise specified herein, the term “Affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person, (c) the term “Knowledge,” when used with respect to Nayarit, shall mean the actual knowledge, after reasonable inquiry of the executive officers and directors of Nayarit, and, when used with respect to Parent, shall mean the actual knowledge, after reasonable inquiry, of the executive officers and directors of Parent, and (d) the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.8           Entire Agreement.  This Agreement and the agreements, documents or instruments referred to herein, including any exhibits and schedules attached hereto and the disclosure schedules referred to herein, which exhibits, schedules and disclosure schedules are incorporated herein by reference, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  This Agreement and such other agreements supersede all prior agreements and understandings among the Parties with respect to such subject matter, including, for greater certainty, the letter of intent dated December 17, 2009 entered into by the Parties.

8.9           Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Amalgamation be consummated as originally contemplated to the fullest extent possible.

8.10           Specific Performance.  The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed by Nayarit or Parent in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties further agree that prior to the termination of this Agreement pursuant to Article VII, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, whether at law or in equity.

8.11           Third Parties.  Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a Party other than Section 5.3 hereof (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

8.12              Headings.  The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Amalgamation to be signed and delivered by their respective duly authorized officers as of the date first above written.

CAPITAL GOLD CORPORATION

By:	/s/ John Brownlie
Name: John Brownlie
Title: President

NAYARIT GOLD INC.

By:	/s/ Colin Sutherland
Name: Colin Sutherland
Title: President and CEO

/s/ John Brownlie
John Brownlie
with respect to Section 4.6 only)

/s/ Colin Sutherland
Colin Sutherland
(with respect to Section 4.6 only)

/s/ Bradley Langille
Bradley Langille
(with respect to Section 4.6 only)